Exhibit 99.2

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damage arising from the translation.

Securities code: 4449

March 12, 2026

(Start date of measures for electronic provision: March 6, 2026)

To Shareholders with Voting Rights:

Mutsumi Ota
Representative Director and CEO
giftee Inc.
2-10-2 Higashigotanda,
Shinagawa-ku, Tokyo, Japan

NOTICE OF

THE 16th ORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support.

We hereby inform you that the 16th Ordinary General Meeting of Shareholders of giftee Inc. (the “Company”) will be held as described below.

In convening this General Meeting of Shareholders, the Company has taken measures to provide information electronically. Items subject to electronic provision measures (available in Japanese only) are posted in the “Notice of the 16th Ordinary General Meeting of Shareholders” (including “Reference Documents for the General Meeting of Shareholders <Supplement>”) and the “16th Ordinary General Meeting of Shareholders: Other Matters Subject to Electronic Provision Measures (Matters Excluded from Paper-Based Documents Delivered Upon Request)” on the following websites on the internet.

The Company’s website

https://en.giftee.co.jp/ir/stock/info/shareholdermeeting

In addition to the above, information is also posted on the following website on the internet.

Tokyo Stock Exchange service website (Listed Company Search)

https://www2.jpx.co.jp/tseHpFront/JJK020010Action.do?Show=Show

Please go to the above website, enter either the Company’s name or securities code and click on the Search button, and select “Basic information,” followed by “Documents for public inspection/PR information” in order to view the information provided.

If you are not attending the meeting, you can exercise your voting rights in writing. Please review the Reference Documents for the General Meeting of Shareholders included in the items subject to electronic provision measures, and indicate your vote for or against the proposals on the enclosed Voting Rights Exercise Form and return it so that it is received by 6:30 p.m., Friday, March 27, 2026 (Japan time).

You can observe the meeting through the live stream. For details, please refer to the “Guidance for the Livestream Video for Shareholders and Questions in Advance” (available only in Japanese).

1. Date and Time:	Monday, March 30, 2026 at 1:00 p.m. Japan time (The reception starts at 12:30 p.m. Japan time)
2. Place:

3rd Floor, Osaki Bright Core, Osaki Bright Core Hall

5-5-15 Kitashinagawa, Shinagawa-ku, Tokyo, Japan

(Please note that the venue differs from the previous year. Please refer to the map at the end of the Japanese version of the document.)

3. Meeting Agenda: Matters to be reported:

1.  The Business Report and Consolidated Financial Statements for the Company’s 16th Fiscal Year (January 1, 2025-December 31, 2025) and results of audits by the Accounting Auditor and the Board of Corporate Auditors of the Consolidated Financial Statements

2.  Non-Consolidated Financial Statements for the Company’s 16th Fiscal Year (January 1, 2025-December 31, 2025)

Proposals to be resolved:
Proposal 1:	Appropriation of Surplus
Proposal 2:	Approval of the Share Transfer Plan
Proposal 3:	Partial Amendments to the Restricted Share Compensation Plan for Directors

•	Please submit your Voting Rights Exercise Form at the reception desk when attending the meeting.

•	In the event that there is no indication of approval or disapproval for a particular proposal on the Voting Rights Exercise Form, this shall be deemed as a vote of approval for the proposal.

•

The items subject to electronic provision measures are posted on the Company’s website (the “Shareholders Meeting” page under “IR Information”) and on the Tokyo Stock Exchange website. The Company has sent a document containing the URLs of the websites where these matters are posted to shareholders who have not requested paper-based documents.

•

The Company sends documents containing items subject to electronic provision measures to shareholders who have requested paper-based documents. The following matters, however, are excluded from the documents sent, pursuant to laws and regulations and the provision of Article 14 of the Company’s Articles of Incorporation:

(1)	“Matters Regarding the Company’s Share Acquisition Rights,” “Matters Regarding Accounting Auditors,” and “Structure and Policy of the Company” in the Business Report

(2)	“Consolidated Statement of Changes in Equity” and “Notes to Consolidated Financial Statements” in the Consolidated Financial Statements

(3)	“Non-Consolidated Statement of Changes in Equity” and “Notes to Non-Consolidated Financial Statements” in the Non-Consolidated Financial Statements

The Business Report, Consolidated Financial Statements, and Non-Consolidated Financial Statements in the documents sent therefore constitute a part of the documents audited by the Accounting Auditor for the preparation of the accounting audit report and by the Corporate Auditors for the preparation of the audit report.

•	In the event of any revision to the items subject to electronic provision measures, the revision will be announced on each of the designated websites that have posted the pertinent information.

Notice of Live Streaming of the General Meeting of Shareholders and

Acceptance of Questions in Advance

The Company will conduct a live streaming of the General Meeting of Shareholders for shareholders who are unable to attend the meeting on-site so that the shareholders can view the meeting from the comfort of their homes.

1.	Date and Time

Monday, March 30, 2026, from 1:00 p.m. Japan time

2.	How to Access

Access	to: https://web. sharely.app/login/giftee20260330

After accessing the above site, the authentication window will be displayed.

Please enter the information below to access the site.

<Shareholder number, postal code, number of shares held>

3.	How to submit questions in advance

Please	access and log in according to “2. How to Access” and click the “Question” button at the bottom of the video distribution screen.
[Submission	Period] From Friday, March 6, 2026, to Friday, March 27, 2026, at 6:30 p.m. Japan time

If you have any questions about the live streaming, please refer to the following FAQ site.

https://sharely.zendesk.com/hc/ja/sections/360009585533 (Japanese only)

Notes

•	The live streaming will be available only in Japanese and is for viewing only.

•	Please note that we may not be able to answer all questions received in advance.

•	Please note that we will not be able to support connection problems, delays, or audio problems due to issues with the viewer’s environment or other reasons.

•	The shareholder will bear the internet fees for viewing the meeting.

•	It is prohibited to provide video or audio data to a third party, show it publicly, reprint or reproduce it, or tell a third party how to log in to the site.

Reference Documents for the General Meeting of Shareholders

Proposals and References

Proposal 1: Appropriation of Surplus

The Company considers shareholder returns to be an important management priority.

The basic policy for dividend payment is to pay out progressive dividends with an eye on a payout ratio of 30%*, as well as to aim to increase dividends in accordance with profit growth, with the goal of achieving both sustainable profit growth and shareholder returns.

Based on the above policy, The Company proposes the following year-end dividend for the fiscal year under review.

(1)	Type of dividend property Cash

(2)	Matters concerning allocation of dividend property to shareholders and total amount thereof 13 yen per common share of the Company Total amount of dividends: 387,104,107 yen

(3)	Effective date of distribution of dividends of surplus
March 31, 2026

*	Dividend payout ratio is calculated based on not only profit attributable to owners of parent but also non-GAAP net profit adjusted for impairment losses and other temporary profits and losses.

Proposal 2: Approval of the Share Transfer Plan

The Company has formulated a share transfer plan (hereinafter, the “Share Transfer Plan”) regarding a sole share transfer (hereinafter, the “Share Transfer”) to establish a pure holding company (wholly-owning parent company) named “giftee Group, Inc.” (hereinafter, the “Holding Company”), of which the Company will become a wholly-owned subsidiary, with an effective date (scheduled) of July 1, 2026. This plan was resolved at a meeting of the Board of Directors of the Company held on February 13, 2026.

This proposal seeks shareholders’ approval for the Share Transfer Plan. The reasons for the Share Transfer and the details of the Share Transfer Plan are described below.

1. Background and Purpose of the Transition to a Holding Company Structure Through a Sole Share Transfer

(1) Background to the holding company structure

The Company operates an eGift platform business in Japan and overseas offering a seamless service from the issuance to the distribution of eGifts, under our corporate vision, “to provide services that nurture the ties between people, businesses and townships, through eGifts.”

We have identified “expansion of the eGift platform” and “geographic expansion” as our Growth Strategy, and have strengthened and accelerated the realization of this strategy through active M&A.

However, with the expansion of our business domains and geographic presence, we face an increasing need for: 1) more advanced investment decisions and allocation of management resources; 2) stronger Group management, including post-M&A integration (PMI); and 3) improved Group governance, including risk management and internal controls.

In light of these circumstances, the Company has determined that the optimal means of ensuring the enhancement of the Group’s medium- to long-term corporate value and its sustainable growth is to separate management oversight functions from business execution functions, and transition to a group management structure centered on the Holding Company.

(2) Purpose of the holding company structure

Through the transition to a holding company structure, the Holding Company will, from the perspective of optimizing the Group as a whole, be responsible for: 1) formulating business portfolio strategies and determining and executing capital allocation; 2) developing Group growth strategies, including M&A and new business ventures, and promoting investment and growth initiatives based on those strategies; and 3) enhancing Group-wide risk management, compliance, and internal controls, thereby realizing Group management that balances speed of growth with management discipline.

Meanwhile, each operating company will conduct autonomous and responsible management in line with its respective business characteristics and stage of growth, and will strive to strengthen its competitiveness through prompt decision-making and flexible implementation of measures in response to changes in the external environment.

Through these initiatives, we aim to balance flexibility in growth investments with investment discipline, further strengthen Group governance, and sustainably enhance the corporate value of the Group as a whole.

(3) Procedures for transitioning to the Holding Company

The Company plans to transition to a holding company structure under the following method.

Step 1: Establish the Holding Company through a sole share transfer.

By establishing the Holding Company through the Share Transfer, effective July 1, 2026, the Company will become a wholly-owned subsidiary of the Holding Company.

Step 2: Reorganize Group companies after the establishment of the Holding Company

In order to complete the transition to the holding company structure after the Share Transfer becomes effective, the Company plans to reorganize its subsidiaries so that they will become subsidiaries directly held by the Holding Company.

(4) Matters concerning the Holding Company’s listing application

As a result of the Share Transfer, the Company will become a wholly-owned subsidiary of the Holding Company; accordingly, the Company’s shares will be delisted prior to the listing of the Holding Company. The Company plans to apply for a new listing (technical listing) on the Prime Market of Tokyo Stock Exchange, Inc. (hereinafter, the “Tokyo Stock Exchange”) with respect to the shares of the Holding Company to be delivered to shareholders as consideration for the Company’s shares. The listing date is subject to review by the Tokyo Stock Exchange, but is scheduled for July 1, 2026.

2. Overview of the Share Transfer Plan

The details of the Share Transfer Plan are as stated in the “Share Transfer Plan (Copy)” below.

Article 6, Appendix 2-①-1 to Appendix 2-⑫-2 of the Share Transfer Plan (Copy) are stated in the “16th Ordinary General Meeting of Shareholders, Reference Materials for the Shareholders’ Meeting (Supplement).”

Share Transfer Plan (Copy)

giftee Inc. (hereinafter, “Company A”) has formulated the following Share Transfer Plan (hereinafter, the “Plan”) with regard to the share transfer (hereinafter, the “Share Transfer”), under which a newly established company (hereinafter, “Company B”) will acquire all the issued shares of Company A by means of a sole share transfer.

Article 1 (Share Transfer)

In accordance with the provisions of the Plan, Company A will conduct the Share Transfer by means of a sole share transfer in which Company B will acquire all of the issued shares of Company A on the date of the incorporation of Company B (as defined in Article 7; hereinafter, the same shall apply).

Article 2 (Purposes, Corporate Name, Location of Head Office, Total Number of Authorized Shares, and Other Matters Stipulated in the Articles of Incorporation of Company B)

The purposes, corporate name, location of head office, and total number of authorized shares of Company B shall be as described below.

(1) Purposes: The purposes shall be as stated in Article 2 of Appendix 1: “Articles of Incorporation, giftee Group, Inc.”

(2) Corporate name: The name of the Company shall be ギフティグループ株式会社, and in English, giftee Group, Inc.

(3) Location of head office: The head office of the Company shall be located in Shinagawa-ku, Tokyo.

(4) Total number of authorized shares: The total number of shares authorized to be issued by Company B shall be 80,000,000.

2 In addition to the matters stipulated in the preceding paragraph, the matters provided for in the Articles of Incorporation of Company B shall be as stated in Appendix 1: “Articles of Incorporation, giftee Group, Inc.”

Article 3 (Names of Directors and Corporate Auditors at the Time of Establishment of Company B, and the Name of the Accounting Auditor at the Time of Establishment)

The names of Directors at the time of establishment of Company B shall be as follows:

(1) Representative Director	Mutsumi Ota
(2) Representative Director	Tatsuya Suzuki
(3) Director	Yoshikazu Fujita
(4) External Director	Kenichiro Senoh
(5) External Director	Shin Nakajima
(6) External Director	Miwako Iyoku

2	The names of Corporate Auditors at the time of establishment of Company B shall be as follows:

(1) External Auditor	Daizo Kugi
(2) External Auditor	Yoshihiro Akimoto
(3) External Auditor	Kazuhiro Ueno

3	The name of the Accounting Auditor at the time of establishment of Company B shall be as follows: Ernst & Young ShinNihon LLC

Article 4 (Shares to be Delivered Upon the Share Transfer and the Allotment Thereof)

Upon the Share Transfer, Company B shall, in place of the shares of Company A’s common stock held by shareholders who are recorded or registered in Company A’s shareholder registry as of the time immediately prior to the time when Company B acquires all of the issued shares of Company A

(hereinafter, the “Record Time”), deliver to such shareholders the number of shares of Company B’s common stock equivalent to the total number obtained by multiplying the total number of shares of common stock issued by Company A as of the Record Time by one (1).

2 Company B shall allot its shares of common stock to be delivered pursuant to the preceding paragraph to the shareholders of Company A as of the Record Time at a ratio of one (1) share of Company B’s common stock for each one (1) share of Company A’s common stock held.

Article 5 (Matters Concerning the Share Capital and Reserves of Company B)

The amount of share capital and reserves as of the date of incorporation of Company B shall be as follows.

(1) Amount of share capital

¥20 million

(2) Amount of legal capital surplus

¥5 million

(3) Amount of legal retained earnings

¥0 million

Article 6 (Share Acquisition Rights to be Delivered in Connection with the Share Transfer and the Allotment Thereof)

Upon the Share Transfer, Company B shall deliver to each holder of the share acquisition rights issued by Company A listed in Column 1, items ① through ⑫ of the table below as of the Record Time, the share acquisition rights of Company B listed in Column 2, in place of the share acquisition rights of Company A held by such holder, in the number that is equal to the total number of corresponding share acquisition rights of Company A as of the Record Time.

	Column 1		Column 2
	Name	Details	Name	Details
	giftee Inc.		giftee Group, Inc.
①	8th Share Acquisition	Appendix 2-①-1	1st Share Acquisition	Appendix 2-①-2
	Rights		Rights
	giftee Inc.		giftee Group, Inc.
②	9th Share Acquisition	Appendix 2-②-1	2nd Share Acquisition	Appendix 2-②-2
	Rights		Rights
	giftee Inc.		giftee Group, Inc.
③	10th Share Acquisition	Appendix 2-③-1	3rd Share Acquisition	Appendix 2-③-2
	Rights		Rights
	giftee Inc.		giftee Group, Inc.
④	12th Share Acquisition	Appendix 2-④-1	4th Share Acquisition	Appendix 2-④-2
	Rights		Rights
	giftee Inc.		giftee Group, Inc.
⑤	13th Share Acquisition	Appendix 2-⑤-1	5th Share Acquisition	Appendix 2-⑤-2
	Rights		Rights
	giftee Inc.		giftee Group, Inc.
⑥	14th Share Acquisition	Appendix 2-⑥-1	6th Share Acquisition	Appendix 2-⑥-2
	Rights		Rights
	giftee Inc.		giftee Group, Inc.
⑦	15th Share Acquisition	Appendix 2-⑦-1	7th Share Acquisition	Appendix 2-⑦-2
	Rights		Rights
	giftee Inc.		giftee Group, Inc.
⑧	16th Share Acquisition	Appendix 2-⑧-1	8th Share Acquisition	Appendix 2-⑧-2
	Rights		Rights
	giftee Inc.		giftee Group, Inc.
⑨	17th Share Acquisition	Appendix 2-⑨-1	9th Share Acquisition	Appendix 2-⑨-2
	Rights		Rights
	giftee Inc.		giftee Group, Inc.
⑩	18th Share Acquisition	Appendix 2-⑩-1	10th Share Acquisition	Appendix 2-⑩-2
	Rights		Rights
	giftee Inc.		giftee Group, Inc.
⑪	19th Share Acquisition	Appendix 2-⑪-1	11th Share Acquisition	Appendix 2-⑪-2
	Rights		Rights
	giftee Inc.		giftee Group, Inc.
⑫	20th Share Acquisition	Appendix 2-⑫-1	12th Share Acquisition	Appendix 2-⑫-2
	Rights		Rights

2 Upon the Share Transfer, Company B shall allocate to holders of the share acquisition rights of Company A as of the Record Time one (1) share acquisition right of Company B as set forth in Column 2 for each one (1) share acquisition right set forth in Column 1 items ① through ⑫ of the table in the preceding paragraph held by such holder.

Article 7 (Date of Incorporation of Company B)

The date on which the incorporation of Company B shall be registered (hereinafter, the “Date of Incorporation of Company B”) shall be July 1, 2026; provided however, that if necessary due to procedural requirements in connection with the Share Transfer or for any other reason, the Date of Incorporation of Company B may be changed by resolution of the Board of Directors of Company A.

Article 8 (General Meeting of Shareholders to Approve the Plan)

Company A shall seek approval of the Plan and resolutions regarding matters necessary for the Share Transfer at its Ordinary General Meeting of Shareholders scheduled to be held on March 30, 2026; provided however, that if necessary due to procedural requirements in connection with the Share Transfer or for any other reason, the date of the General Meeting of Shareholders may be changed by resolution of the Board of Directors of Company A.

Article 9 (Stock Exchange Listing)

Company B plans to list its issued common shares on the Prime Market of Tokyo Stock Exchange, Inc. as of the Date of Incorporation of Company B.

Article 10 (Shareholder Registry Administrator of Company B)

The Shareholder Registry Administrator of Company B shall be Mitsubishi UFJ Trust and Banking Corporation.

Article 11 (Cancellation of Treasury Shares)

Company A shall, by resolution of a meeting of its Board of Directors to be held no later than the day immediately preceding the Date of Incorporation of Company B, cancel, by the Record Time, such number of Company A’s treasury shares held by Company A as are practically cancellable (including treasury shares acquired through the exercise of Shareholders’ Appraisal Rights pursuant to Article 806, Paragraph 1 of the Companies Act in connection with the Share Transfer).

Article 12 (Effectiveness of the Plan)

The Plan shall become void if approval of the Plan and resolutions regarding matters necessary for the Share Transfer are not obtained at the General Meeting of Shareholders of Company A as stipulated in Article 8, or if the Share Transfer is canceled pursuant to the following Article.

Article 13 (Amendments, etc. to the Plan)

In the event that, after the formulation of the Plan and up until the Date of Incorporation of Company B, there occurs a significant change in the assets or business condition of Company A due to a natural disaster or other cause, if circumstances arise that seriously impede the execution of the Share Transfer, or if the objectives of the Plan become difficult to achieve, the Board of Directors of Company A may, by resolution, amend the terms of the Share Transfer or any other contents of the Plan, or cancel the Share Transfer.

Article 14 (Matters Outside the Provisions)

In addition to the matters stipulated in the Plan, Company A shall determine any matters necessary for the Share Transfer in accordance with the purposes of the Share Transfer.

February 13, 2026

2-10-2 Higashigotanda, Shinagawa-ku, Tokyo, Japan
giftee Inc.
Mutsumi Ota, Representative Director
Tatsuya Suzuki, Representative Director

Appendix 1

Articles of Incorporation

giftee Group, Inc.

Chapter I  General Provisions

Article 1 (Corporate Name)

The name of the Company shall be ギフティグループ株式会社, and in English, giftee Group, Inc.

Article 2 (Purposes)

The purposes of the Company are to manage the business operations of companies (including overseas companies), partnerships (including those equivalent to partnerships in overseas countries), and other entities equivalent to these, by holding shares or equity interests in those entities that are engaged in the businesses listed below.

(1)	Planning and sale of electronic and physical coupons usable for the following:

a.	Purchase and exchange of services or goods through online services

b.	Purchase and exchange of services or goods at stores, facilities, residences, or other locations

c.	Purchase and exchange of services or goods by other means

(2)	Planning and sale (including online sales) of the following goods, and manufacturing, processing, and packaging incidental thereto:

alcoholic beverages, rice and grain products, salt, food products, beverages, quasi-drugs, medical devices, cosmetics, and other goods

(3)	Freight forwarding businesses incidental to or related to item 2

(4)	Development, maintenance, and sale of systems enabling the generation and redemption of electronic coupons set forth in item 1, and other systems related to each of the preceding items

(5)	Advertising services using the Internet and mobile information terminals

(6)	Planning, development, sale, operation, and management of computer systems and software

(7)	Any and all businesses incidental to or related to the preceding items

2 The Company may engage in any of the businesses listed in the preceding paragraph and any other businesses incidental or related thereto.

Article 3 (Location of Head Office)

The head office of the Company shall be located in Shinagawa-ku, Tokyo.

Article 4 (Method of Public Notice)

Public notices of the Company shall be given by electronic public notice.

2 In the event that electronic public notice cannot be made due to unavoidable circumstances, public notice shall be given by publication in The Nihon Keizai Shimbun.

Chapter II  Shares

Article 5 (Total Number of Authorized Shares)

The total number of shares authorized to be issued by the Company shall be 80,000,000.

Article 6 (Acquisition of Treasury Shares)

The Company may acquire its own shares through market transactions or other means pursuant to a resolution of the Board of Directors.

Article 7 (Number of Shares per Share Unit)

The number of shares constituting one share unit of the Company shall be one hundred (100).

Article 8 (Restrictions on Rights of Shareholders Holding Less Than One Share Unit) Shareholders holding less than one share unit may not exercise any rights other than the following:

(1) Rights set forth in each item of Article 189, paragraph 2 of the Companies Act

(2) The right to request the acquisition by the Company of shares subject to a right of acquisition request

(3) The right to receive allotment of offered shares or offered share acquisition rights

Article 9 (Shareholder Registry Administrator)

The Company shall appoint a shareholder registry administrator.

2 The shareholder registry administrator and the place of business handling its affairs shall be designated by resolution of the Board of Directors.

3 The shareholder registry and the register of share acquisition rights shall be kept at the place of business of the shareholder registry administrator, and all matters relating to shares and share acquisition rights, including entries and records therein, shall be handled by the shareholder registry administrator and not by the Company.

Article 10 (Share Handling Regulations)

Entries and records in the shareholder registry and the register of share acquisition rights, handling of shares and share acquisition rights, fees, and procedures for the exercise of shareholders’ rights shall be governed by laws and regulations, these Articles of Incorporation, and the Share Handling Regulations established by the Board of Directors.

Article 11 (Record Date)

The Company shall deem shareholders who are recorded or registered in the final shareholder registry as of December 31 of each year and who hold voting rights to be the shareholders entitled to exercise rights at the ordinary general meeting of shareholders relating to such business year.

2 Notwithstanding the preceding paragraph, when necessary, the Company may, by resolution of the Board of Directors and upon public notice in advance, designate shareholders or registered share pledgees recorded or registered in the final shareholder registry as of a specified date as those entitled to exercise rights.

Chapter III  General Meeting of Shareholders

Article 12 (Convocation)

The ordinary general meeting of shareholders shall be convened within three (3) months from the day following the last day of each business year. Extraordinary general meetings of shareholders shall be convened whenever necessary.

Article 13 (Convener and Chairperson)

Unless otherwise provided by laws and regulations, a general meeting of shareholders shall be convened by the President pursuant to a resolution of the Board of Directors. In the event that the President is unable to act, another Director shall convene the meeting in the order determined in advance by the Board of Directors.

2 The chairperson of a general meeting of shareholders shall be the President. In the event that the President is unable to act, another Director shall act as chairperson in the order determined in advance by the Board of Directors.

Article 14 (Electronic Provision Measures)

The Company shall, upon convening a general meeting of shareholders, take electronic provision measures with respect to information constituting the contents of reference documents and other materials for the general meeting of shareholders.

2 Among items subject to electronic provision measures, those specified by ordinance of the Ministry of Justice may be excluded, in whole or in part, from documents delivered to shareholders who have requested paper delivery by the record date for voting rights.

Article 15 (Method of Resolution)

Unless otherwise provided by laws or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of the voting rights of shareholders present who are entitled to exercise voting rights.

2 Resolutions set forth in Article 309, paragraph 2 of the Companies Act shall be adopted by shareholders holding one-third (1/3) or more of the total voting rights of shareholders entitled to exercise voting rights, with the approval of two-thirds (2/3) or more of the voting rights of shareholders present.

Article 16 (Exercise of Voting Rights by Proxy)

A shareholder may exercise voting rights by appointing one (1) other shareholder of the Company who holds voting rights as proxy.

2 The shareholder or proxy shall submit to the Company a document evidencing such proxy authority for each general meeting of shareholders.

Article 17 (Minutes)

The outline of proceedings, resolutions, and other matters prescribed by laws and regulations at a general meeting of shareholders shall be stated or recorded in the minutes.

Chapter IV  Directors and Board of Directors

Article 18 (Board of Directors)

The Company shall establish a Board of Directors.

Article 19 (Number of Directors)

The Company shall have no more than seven (7) Directors.

Article 20 (Election of Directors)

Directors shall be elected at a general meeting of shareholders.

2 Resolutions for the election of Directors shall be adopted by shareholders holding one-third (1/3) or more of the total voting rights of shareholders entitled to exercise voting rights, with the approval of a majority of the voting rights of shareholders present.

3 Election of Directors shall not be conducted by cumulative voting.

Article 21 (Term of Office of Directors)

The term of office of Directors shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within one (1) year after their election.

2 The term of office of a Director elected as a substitute or due to an increase in the number of Directors shall be the remaining term of office of the predecessor or other incumbent Directors.

Article 22 (Representative Directors and Executive Titles)

Representative Directors shall be selected by resolution of the Board of Directors.

2 Representative Directors shall represent the Company and execute its business.

3 The Board of Directors may, by resolution, appoint one (1) President, one (1) Chairperson, and several Vice Presidents, Senior Managing Directors, and Managing Directors.

Article 23 (Convener and Chairperson of the Board of Directors)

Unless otherwise provided by laws and regulations, meetings of the Board of Directors shall be convened and chaired by the President. In the event that the President is unable to act, another Director shall convene and chair the meeting in the order determined in advance by the Board of Directors.

Article 24 (Notice of Convocation of the Board of Directors)

Notice of convocation of meetings of the Board of Directors shall be given to each Director and each Corporate Auditor at least three (3) days prior to the meeting date; provided, however, that such period may be shortened in cases of urgency.

2 A meeting of the Board of Directors may be held without following convocation procedures if all Directors consent thereto.

Article 25 (Resolutions of the Board of Directors)

Resolutions of the Board of Directors shall be adopted by a majority of Directors eligible to participate in the resolution, with a majority of such Directors present.

2 If all Directors eligible to participate in a resolution express their consent in writing or by electronic record, such matter shall be deemed to have been resolved by the Board of Directors, unless a Corporate Auditor raises an objection.

Article 26 (Minutes of the Board of Directors)

The outline of proceedings, resolutions, and matters prescribed by laws and regulations at meetings of the Board of Directors shall be stated in the minutes, and the Directors present shall sign and affix their seals thereto or provide electronic signatures.

Article 27 (Board of Directors Regulations)

Matters concerning the Board of Directors shall be governed by laws and regulations, these Articles of Incorporation, and the Board of Directors Regulations established by the Board of Directors.

Article 28 (Remuneration of Directors)

Remuneration, bonuses, and other economic benefits received by Directors from the Company as consideration for the execution of their duties shall be determined by resolution of the general meeting of shareholders.

Article 29 (Limitation of Liability of Directors)

The Company may, pursuant to Article 426, paragraph 1 of the Companies Act, by resolution of the Board of Directors, exempt Directors (including former Directors) from liability under Article 423, paragraph 1 of the Companies Act to the extent permitted by laws and regulations.

2 The Company may, pursuant to Article 427, paragraph 1 of the Companies Act, enter into agreements with Directors (excluding executive Directors) to limit liability for damages under Article 423, paragraph 1 of the Companies Act; provided that the maximum amount of liability under such agreements shall be the amount prescribed by laws and regulations.

Chapter V Corporate Auditors and Board of Corporate Auditors

Article 30 (Corporate Auditors and Board of Corporate Auditors)

The Company shall establish Corporate Auditors and a Board of Corporate Auditors.

Article 31 (Number of Corporate Auditors)

The Company shall have no more than three (3) Corporate Auditors.

Article 32 (Election of Corporate Auditors)

Corporate Auditors shall be elected at a general meeting of shareholders.

2 Resolutions for the election of Corporate Auditors shall be adopted by shareholders holding one-third (1/3) or more of the total voting rights of shareholders entitled to exercise voting rights, with the approval of a majority of the voting rights of shareholders present.

Article 33 (Term of Office of Corporate Auditors)

The term of office of Corporate Auditors shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within four (4) years after their election.

2 The term of office of a Corporate Auditor elected as a substitute shall be the remaining term of office of the predecessor.

Article 34 (Full-Time Corporate Auditors)

The Board of Corporate Auditors shall appoint full-time Corporate Auditors by resolution.

Article 35 (Notice of Convocation of the Board of Corporate Auditors)

Notice of convocation of meetings of the Board of Corporate Auditors shall be given to each Corporate Auditor at least three (3) days prior to the meeting date; provided, however, that such period may be shortened in cases of urgency.

2 A meeting of the Board of Corporate Auditors may be held without following convocation procedures if all Corporate Auditors consent thereto.

Article 36 (Resolutions of the Board of Corporate Auditors)

Unless otherwise provided by laws and regulations, resolutions of the Board of Corporate Auditors shall be adopted by a majority of Corporate Auditors.

Article 37 (Minutes of the Board of Corporate Auditors)

The outline of proceedings, resolutions, and other matters prescribed by laws and regulations at meetings of the Board of Corporate Auditors shall be stated or recorded in the minutes, and the Corporate Auditors present shall sign and affix their seals thereto or provide electronic signatures.

Article 38 (Board of Corporate Auditors Regulations)

Matters concerning the Board of Corporate Auditors shall be governed by laws and regulations, these Articles of Incorporation, and the Board of Corporate Auditors Regulations established by the Board of Corporate Auditors.

Article 39 (Remuneration of Corporate Auditors)

Remuneration, bonuses, and other economic benefits received by Corporate Auditors from the Company as consideration for the execution of their duties shall be determined by resolution of the general meeting of shareholders.

Article 40 (Limitation of Liability of Corporate Auditors)

The Company may, pursuant to Article 426, paragraph 1 of the Companies Act, by resolution of the Board of Directors, exempt Corporate Auditors (including former Corporate Auditors) from liability under Article 423, paragraph 1 of the Companies Act to the extent permitted by laws and regulations.

2 The Company may, pursuant to Article 427, paragraph 1 of the Companies Act, enter into agreements with Corporate Auditors to limit liability for damages under Article 423, paragraph 1 of the Companies Act; provided that the maximum amount of liability under such agreements shall be the minimum liability amount prescribed by laws and regulations.

Chapter VI  Accounting Auditor

Article 41 (Accounting Auditor)

The Company shall appoint an Accounting Auditor.

Article 42 (Election of Accounting Auditor)

The Accounting Auditor shall be elected by resolution of the general meeting of shareholders.

Article 43 (Term of Office of Accounting Auditor)

The term of office of the Accounting Auditor shall expire at the conclusion of the ordinary general meeting of shareholders relating to the last business year ending within one (1) year after election.

2 Unless otherwise resolved at such general meeting of shareholders, the Accounting Auditor shall be deemed to have been reappointed.

Article 44 (Remuneration of Accounting Auditor)

Remuneration of the Accounting Auditor shall be determined by the Representative Director with the consent of the Board of Corporate Auditors.

Article 45 (Limitation of Liability of Accounting Auditor)

The Company may enter into agreements with the Accounting Auditor to limit liability for damages under Article 423, paragraph 1 of the Companies Act, provided that the statutory requirements are satisfied; provided, however, that the maximum amount of liability under such agreements shall be the minimum liability amount prescribed by laws and regulations.

Chapter VII  Accounting

Article 46 (Business Year)

The business year of the Company shall be one (1) year from January 1 to December 31 of each year.

Article 47 (Year-End Dividends)

The Company may, by resolution of the general meeting of shareholders, distribute surplus as dividends to shareholders or registered share pledgees recorded or registered in the final shareholder registry as of December 31 of each year (hereinafter referred to as “Year-End Dividends”).

Article 48 (Interim Dividends)

The Company may, by resolution of the Board of Directors, distribute surplus as dividends pursuant to Article 454, paragraph 5 of the Companies Act to shareholders or registered share pledgees recorded or registered in the final shareholder registry as of June 30 of each year (hereinafter referred to as “Interim Dividends”).

Article 49 (Exclusion Period for Dividends)

If Year-End Dividends or Interim Dividends are not received within three (3) years from the date on which payment commences, the Company shall be released from the obligation to pay such dividends.

2 No interest shall accrue on unpaid Year-End Dividends or Interim Dividends.

Supplementary Provisions

Article 1 (First Business Year)

Notwithstanding the provisions of Article 46, the first business year of the Company shall be from the date of incorporation of the Company to December 31, 2026.

Article 2 (Initial Compensation for Directors)

Notwithstanding the provisions of Article 28, the amount of compensation for Directors of the Company for the period from the date of incorporation of the Company to the conclusion of the first Ordinary General Meeting of Shareholders shall be as follows.

(1)	Monetary compensation for Directors

The total amount of compensation (excluding “(2) Monetary compensation claims to be granted for the granting of restricted shares”) shall be no more than 150 million yen per annum (excluding the employee portion of salaries for Directors concurrently serving as employees; the portion for External Directors shall be no more than 24 million yen per annum).

(2)	Monetary compensation claims to be granted for the granting of restricted shares
a.

Separate from the compensation described in “(1) Monetary compensation for Directors,” monetary compensation claims for the granting of restricted shares shall be granted as compensation to Directors (excluding External Directors; hereinafter, Directors eligible for compensation shall be referred to as “Eligible Directors”).

b.

Each fiscal year in principle, Eligible Directors shall make an in-kind contribution of all monetary compensation claims to be granted, and receive the common stock of the Company that will be issued or disposed of in accordance with a resolution of the Board of Directors of the Company. In issuing or disposing of the common stock of the Company, the Company and Eligible Directors shall enter into a restricted share allotment agreement (hereinafter, the “Allotment Agreement”). Eligible Directors shall not transfer, create a security interest on, or otherwise dispose of the common stock of the Company allotted in accordance with the Allotment Agreement (hereinafter, “Allotted Shares”) for a specified period of time from the date of delivery of the Allotted Shares (hereinafter, “Transfer Restriction Period”). The outline of the Allotment Agreement is as described in e. below.

c.

The total amount of monetary compensation claims to be granted to Eligible Directors shall be no more than 200 million yen per annum, and the total number of shares of the Company’s common stock to be received by Eligible Directors through issuance or disposal shall be no more than 50,000 shares per annum. In addition, in the event of circumstances necessitating an adjustment to the total number of shares of the Company’s common stock that are issued or disposed of as restricted shares on or after the date of incorporation of the Company, such as a stock split of the Company’s common stock (including the gratis allotment of the Company’s common stock), reverse stock split, or any other reason, the total number of shares shall be adjusted within a reasonable extent.

d.

The payment amount per share of Allotted Shares shall be determined by the Board of Directors within a range that is not especially advantageous to Eligible Directors, on the basis of the closing price of the Company’s common stock on the Tokyo Stock Exchange on the business day preceding the date of resolution by the Board of Directors regarding the allotment of shares (if no transactions are concluded on that day, the closing price on the immediately preceding date).

e.	Overview of the content stipulated in the Allotment Agreement

1)	Details of transfer restriction

The Transfer Restriction Period shall be a maximum of two (2) years.

Effective as of the payment date, Eligible Directors: (a) may not transfer, create a security interest on, or otherwise dispose of (hereinafter, “transfer, etc.”) one half of the Allotted Shares (hereinafter, “Removal (i)”) during the period from the date of receipt of the allotment in accordance with the Allotment Agreement until a date exceeding three (3) months after the last day of the business year that includes the date of receipt of the said allotment or the date on which one (1) year has elapsed since the date of receipt of the said allotment, whichever is the latter (hereinafter, “Transfer Restriction Period (i)”), and (b) may not transfer, etc. any Allotted

Shares remaining following Removal (i) from the number of Allotted Shares (hereinafter, “Removal (ii)”) during the period from the date of receipt of the allotment in accordance with the Allotment Agreement until a date on which two (2) years have elapsed since the date of receipt of the said allotment (hereinafter, “Transfer Restriction Period (ii)”; collectively referred to as the “Transfer Restriction Period”). (Hereinafter, referred to individually or collectively as “Transfer Restrictions.”)

On the condition that Eligible Directors have continued to serve in the position of Director of the Company or in any other position stipulated by the Board of Directors during the Transfer Restriction Period (i), the Company shall remove the Transfer Restrictions on Removal (i) upon the expiration of Transfer Restriction Period (i), and on the condition that Eligible Directors have continued to serve in the position of Director of the Company or any other position stipulated by the Board of Directors during Transfer Restriction Period (ii), the Company shall remove the Transfer Restrictions on Removal (ii) upon the expiration of Transfer Restriction Period (ii). The Company may, by operation of law, acquire the Allotted Shares for which Transfer Restrictions have not been removed upon the expiration of the Transfer Restriction Period at no consideration.

2)	Treatment in the event of retirement, etc. during the Transfer Restriction Period

In the event that an Eligible Director loses his or her position as Director of the Company or any other position stipulated by the Board of Directors of the Company prior to the expiration of the Transfer Restriction Period (i), the Company may, by operation of law, acquire all Allotted Shares at that time at no consideration, and in the event that an Eligible Director loses an aforementioned position following the expiration of Transfer Restriction Period (i) and prior to the expiration of Transfer Restriction Period (ii), the Company may, by operation of law, acquire the portion of Allotted Shares at that time excluding Removal (i) at no consideration.

However, in the event that the said Director loses his or her position as Director of the Company or any other position stipulated by the Board of Directors of the Company prior to the expiration of the Transfer Restriction Period for reasons deemed justifiable by the Board of Directors of the Company, the number of Allotted Shares for which the Transfer Restrictions are to be removed and the timing thereof shall be reasonably adjusted as necessary.

3)	Treatment in the event of restructuring, etc.

In the event that, during the Transfer Restriction Period, a merger agreement whereby the Company becomes the defunct company, a share exchange agreement or a share transfer plan whereby the Company becomes a wholly-owned subsidiary, or any other matters pertaining to restructuring, etc., are approved by the Company’s General Meeting of Shareholders (however, in the event that the approval of the Company’s General Meeting of Shareholders for the said restructuring, etc. is not required, approval by the Company’s Board of Directors), the Company shall remove the Transfer Restrictions on a reasonably determined number of Allotted Shares prior to the effective date of the said restructuring, etc. by resolution of the Company’s Board of Directors, taking into consideration the length of time between the commencement of the Transfer Restriction Period and the date of approval of the said restructuring, etc. The Company may, by operation of law, acquire any Allotted Shares for which Transfer Restrictions have not been removed immediately following the removal of the Transfer Restrictions at no consideration. However, this shall not apply if, during the course of such organizational restructuring, etc., a corporation involved in said organizational restructuring, etc. other than the Company delivers shares of said corporation to Eligible Directors (limited to shares subject to transfer restrictions).

4)	Other matters to be determined by the Board of Directors

Other matters related to the Plan shall be determined by the Board of Directors, and such matters shall form part of the Allotment Agreement.

Article 3 (Succession of Transfer Restrictions)

The Company may, on or after July 1, 2026, succeed to the contractual status, rights and obligations of giftee Inc. with respect to each Allotment Agreement relating to the restricted shares delivered pursuant to the restricted share compensation approved at the 13th Ordinary General Meeting of Shareholders of giftee Inc. held on March 28, 2023.

Article 4 (Initial Compensation for Corporate Auditors)

Notwithstanding the provisions of Article 39, the total amount of compensation for Corporate Auditors for the period from the date of incorporation of the Company to the conclusion of the first Ordinary General Meeting of Shareholders shall be no more than 15 million yen per annum.

Article 5 (Deletion of the Supplementary Provisions)

The Supplementary Provisions shall be deleted upon the conclusion of the first Ordinary General Meeting of Shareholders to be held following the incorporation of the Company.

3.	Summary of the Matters Set Forth in Each Item of Article 206 of the Regulations for Enforcement of the Companies Act

(1)	Matters concerning the appropriateness of the provisions concerning consideration for the Share Transfer

a.	Matters concerning the number of shares to be delivered and the allotment thereof

(i)	Share Transfer ratio

Shareholders who are recorded or registered in the shareholder registry at the time immediately preceding the time at which the Holding Company acquires all issued shares of the Company through the Share Transfer shall be allotted one (1) share of common stock of the Holding Company to be established for each one (1) share of the Company’s common stock held by said shareholders.

(ii)	Number of shares per share unit

The Holding Company shall adopt the share unit system, and the number of shares constituting one (1) unit shall be one hundred (100) shares.

(iii)	Basis for calculating the share transfer ratio

The Share Transfer involves the establishment of a single wholly-owning parent company by means of a sole share transfer conducted by the Company. As there will be no change in the shareholder composition of the Company and that of the Holding Company at the time of the Share Transfer, and in order to ensure, as a primary consideration, that no disadvantage or confusion is caused to shareholders, one (1) share of the Holding Company’s common stock shall be allotted for each one (1) share of the Company’s common stock held by shareholders.

(iv)

Results, method, and basis for valuation by a third-party valuation institution For the reasons set forth in (iii) above, no calculation of the share transfer ratio has been conducted by a third-party valuation institution.

(v)

Number of new shares to be delivered under the Share Transfer (scheduled) Number of shares of common stock: 29,827,502 shares (scheduled) If the Company’s total number of issued shares changes prior to the effective date of the Share Transfer, the above number of new shares to be delivered by the Holding Company shall be adjusted.

b.

Matters concerning the appropriateness of the amount of share capital and reserves The amount of share capital and reserves of the Holding Company have been determined within the scope permitted by laws and regulations, and are considered appropriate in light of the Holding Company’s purposes, scale, and capital policy.

(2)	Matters concerning the appropriateness of the provisions for share acquisition rights related to the Share Transfer

Upon the implementation of the Share Transfer, details of the Holding Company’s share acquisition rights to be delivered to holders of the Company’s share acquisition rights in lieu of their existing share acquisition rights are substantially the same as those of the Company’s share acquisition rights, and the number to be delivered shall be the same. Accordingly, the Company has determined that the provisions for share acquisition rights related to the Share Transfer are appropriate.

(3)	Details of events occurring after the last day of the Company’s last business year and having a material impact on the status of the Company’s assets
Not applicable

4.	Matters Concerning Persons Who Will Serve as Directors of the Holding Company

The persons who will serve as Directors of the Holding Company are as follows.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held	Number of shares of the Holding Company to be allotted
	August 2007	Joined Accenture Technology Solutions Ltd (current Accenture Japan Ltd)
	August 2010	Established the Company and became Representative Director and CEO (current position)
Mutsumi Ota	September 2018	Representative Director, GIFTEE MALAYSIA SDN. BHD. (current position)
(December 29, 1984)	March 2021	Director, SOW EXPERIENCE Inc. (current position)	5,168,400	5,168,400
	May 2021	Chairman, Giftee Mekong Company Ltd. (current position)
	June 2022	President Director, PT giftee International Indonesia (current position)
	November 2024	Director, YouGotaGift.com Ltd. (current position)

[Reasons for nomination as candidate for director and expected roles]

Mr. Mutsumi Ota has played a central role in the management of the Company as Representative Director and CEO since its establishment in 2010, and realized the sustainable growth and corporate value enhancement of the Company through the establishment and expansion of its business base. Under his leadership as founder, he has driven the growth of the domestic business and proactively promoted the overseas business, contributing to the expansion of the Group’s growth areas.

The Company has nominated him as candidate for director as it has determined that he is a person capable of contributing to the further growth of the Group and the enhancement of its corporate value at the Holding Company to be established.

	April 2008	Joined Inspire Corporation
	May 2011	Director, WACUL, INC.
	April 2013	Director and COO, the Company
Tatsuya Suzuki	March 2020	Representative Director and COO, the Company (current position)	1,338,400	1,338,400
(July 24, 1985)	March 2021	Director, SOW EXPERIENCE Inc.
	October 2022	Director, paintory Inc.
	February 2023	Director, Brewtope Inc. (former meuron Inc.)

[Reasons for nomination as candidate for director and expected roles]

Mr. Tatsuya Suzuki has overseen business execution of the Company since his appointment in 2013 as Director and COO, and has been responsible for management overall as Representative Director (co-Representative) since 2020, contributing to the sustainable growth and corporate value enhancement of the Company. Taking advantage of extensive experience and knowledge concerning new business development and management strategy, he has led the expansion of business domains and the strengthening of the revenue base through the creation of new businesses and the promotion of M&A.

The Company has nominated him as candidate for director as it has determined that he is well qualified as a member of management responsible for promoting Group strategies and executing growth investments at the Holding Company to be established.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held	Number of shares of the Holding Company to be allotted
	April 2009	Joined Nomura Securities Co., Ltd.
	August 2013	Joined ORIX Corporation
Yoshikazu Fujita (May 10, 1986)	February 2017	Director and CFO, the Company (current position)	485,800	485,800
	October 2022	Director, paintory Inc. (current position)
	October 2024	Director, Brewtope Inc. (former meuron Inc.) (current position)

[Reasons for nomination as candidate for director and expected roles]

Mr. Yoshikazu Fujita has spearheaded the formulation of capital policy and the formulation and implementation of financial strategies, and has promoted the establishment of a corporate structure in line with the growth stages of the Company since his appointment in 2017 as Director and CFO. He has a track record of supporting the sustainable growth of the Company through fundraising, the strengthening of the financial base, and the advancement of business management systems.

The Company has nominated him as candidate for director as it has determined that he is a person capable of contributing to the further growth of the Group and the enhancement of its corporate value at the Holding Company to be established.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held	Number of shares of the Holding Company to be allotted
	April 1976	Joined Fuji Photo Film Co., Ltd. (current FUJIFILM Corporation)
	December 1999	Representative Director and Vice Chairman, Keio Academic Enterprise Co., Ltd.
	April 2001	Professor, Graduate School of Media and Governance, Keio University Member of Policy Evaluation Advisory Committee, National Police Agency
	November 2002	Project Professor, Research Center for Advanced Science and Technology, The University of Tokyo
	April 2004	Chairman, NPO Organization for Industry- Academia Collaboration Initiative (current position)
	June 2007	Chairperson, Intellectual Property Strategy Headquarters Special Research Committee of the Cabinet
	July 2007	Director, Area Works Co., Ltd. (current position)
(External)	April 2009	Visiting Professor, Graduate School of Commerce and Management (MBA Program), Hitotsubashi University
Kenichiro Senoh (January 1, 1954)	August 2009	Chairperson, CIEC (Community for Innovation of Education and learning through Computers and communication networks)	7,500	7,500
April 2011

Part-time Lecturer, Graduate School of Engineering (TMI), The University of Tokyo (current position)

Member of Agriculture, Forestry and Fisheries Research Council, Ministry of Agriculture, Forestry and Fisheries

	June 2012	Independent External Director, and Advisory Board member, TEIJIN LIMITED
	November 2014	Vice-chairperson, Japan Society for Research Policy and Innovation Management
	March 2017	External Director, Mitsubishi Pencil Co., Ltd.
	February 2019	External Director, the Company (current position)
	April 2025	Part-time Lecturer, Interfaculty Initiative in Information Studies/Graduate School of Interdisciplinary Information Studies, The University of Tokyo (current position)

[Reasons for nomination as candidate for external director and expected roles]

Mr. Kenichiro Senoh has extensive knowledge in fields that include innovation, business models, industry-academia collaboration, and intellectual property strategy. In addition to his contribution to the academia, he has experience in various areas, including serving as a member of government bodies and as a company director. The Company has nominated him as candidate for external director as it has determined that he is a person capable of contributing to the further growth of the Group and the enhancement of its corporate value at the Holding Company to be established, utilizing the knowledge he has acquired to date to provide effective oversight and constructive advice as an external director regarding decision-making on important management issues and overall business execution.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held	Number of shares of the Holding Company to be allotted
	April 2002	Joined PwC Consulting Co., Ltd. (current IBM Japan)
	September 2005	Joined Accenture Japan Ltd
	May 2009	Joined DeNA Co., Ltd.
	April 2013	Joined Livesense Inc.
	March 2014	Director, Livesense Inc.
	December 2015	External Director, waja inc.
	May 2017	Director, soeasy inc.
	March 2018	Director, Exodus Inc.
External Auditor, the Company
	April 2018	Director, CAMPFIRE, Inc.
	September 2018	External Director, waja inc.
(External)	March 2020 September 2020	External Director, the Company (current position) Director, three treasures Inc	1,700	1,700
Shin Nakajima	October 2020	External Director, STiLy Inc. (current
(May 9, 1979)		position)
	January 2021	Director, good morning inc.
	March 2021	Director, CAMPFIRE Startups, Inc.
	July 2021	Director, CAMPFIRE SOCIAL BANK, Inc.
	December 2021	Director, CAMPFIRE SOCIAL CAPITAL, Inc.
	May 2022	External Director, Inspire High, Inc. (current position)
	November 2024	Representative Director, CAMPFIRE, Inc. (current position) Representative Director, three treasures Inc. (current position)

[Reasons for nomination as candidate for external director and expected roles]

Mr. Shin Nakajima has extensive experience in the fields of business development, management strategy formulation, and organizational operation, as well as a high level of expertise and practical experience in the fields of capital policy and finance. The Company has nominated him as candidate for external director as it has determined that he is a person capable of contributing to the further growth of the Group and the enhancement of its corporate value at the Holding Company to be established, utilizing the knowledge he has acquired to date to provide effective oversight and constructive advice as an external director on important management issues and overall business execution.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		Number of shares of the Company held	Number of shares of the Holding Company to be allotted
	April 1987	Joined Nippon Telegraph and Telephone Corporation (“NTT”)
	July 1999	Joined NTT Communications Corporation (company split-up)
	September 2003	Joined Nippon Telegraph and Telephone Corporation (Holding Company)
	June 2010	External Director, PDC Co., LTD.
	July 2012	Joined NTT DOCOMO, Inc.
	August 2015	President and Representative Director, DOCOMO gacco, Inc.
	July 2017	Representative Director and Executive Vice President, Tower Records Japan Inc.
(External)	January 2020	Joined TEPCO Ventures, Inc. Director, TEPCO Life Service, inc.
Miwako Iyoku	June 2020	External Director, TOMY Company, Ltd.	5,300	5,300
(October 11, 1964)		(current position) External Director, Yamano Holdings Corporation
	December 2020	External Director, Gakken Holdings Co., Ltd. (current position)
	February 2022	Representative Director, Yokogushist, (current position)
	March 2022	External Director, the Company (current position)
	August 2023	External Director, Bewith, Inc. (current position)
	June 2025	External Director, Kuze Co., Ltd. (current position)

[Reasons for nomination as candidate for external director and expected roles]

Ms. Miwako Iyoku has extensive experience and a track record backed by practical experience, such as having started multiple new businesses at business corporations as an in-house entrepreneur and having been responsible for business operations as a manager at a Group company. The Company has nominated her as candidate for external director as it has determined that she is a person capable of contributing to the further growth of the Group and the enhancement of its corporate value at the Holding Company to be established by providing effective oversight as well as realistic and constructive advice as an external director on important management issues and overall business execution based on her practical experience to date.

Notes: 1.

If the Holding Company is established and each candidate is appointed as a director of the Holding Company, the proportion of women in the Board of Directors will be 14.3% (one out of seven directors).

2.	There are no special interests between each candidate and the Company, and no special interests are expected to arise between each candidate and the Holding Company.

3.

The Company has registered Mr. Kenichiro Senoh, Mr. Shin Nakajima, and Ms. Miwako Iyoku as independent officers pursuant to the rules of the Tokyo Stock Exchange. If the Holding Company is established and each candidate is appointed as an external director of the Holding Company, the Holding Company will register them as independent officers pursuant to the rules of the Tokyo Stock Exchange.

4.

The number of shares of the Company held by each candidate for director is the number of shares held as of December 31, 2025, and the number of shares of the Holding Company to be allotted is based on that holding status and takes into account the share transfer ratio in the Share Transfer. Accordingly, the actual number of shares of the Holding Company to be allotted may vary depending on the holding status immediately prior to the date of incorporation of the Holding Company.

5.

If the Holding Company is established, pursuant to Article 427, Paragraph 1 of the Companies Act, the Holding Company will enter into an agreement with Mr. Kenichiro Senoh, Mr. Shin Nakajima, and Ms. Miwako Iyoku to limit their liability for damages as stipulated in Article 423, Paragraph 1 of said Act. The limit of liability for damages under the agreement shall be the amount set forth in laws and regulations.

6.

If the Holding Company is established, the Holding Company will enter into a directors and officers liability insurance contract with an insurance company, as stipulated in Article 430-3, Paragraph 1 of the Companies Act, with the directors, corporate auditors and management staff of the Holding Company and its subsidiaries as the insured. The insurance policy will cover damages that may arise when the insured assumes liability for the execution of his or her duties or receives a claim related to the pursuit of such liability. If each candidate assumes office as director of the Holding Company, they shall be included in the insured under the insurance policy.

However, in order to prevent the insureds from impairing the properness of execution of their duties, the policy does include certain exemption clauses, such as acts committed with the knowledge that they violate laws and regulations. The insurance premiums shall be fully borne by the Holding Company, and therefore, the insured shall not bear the actual premiums.

7.

Mr. Kenichiro Senoh is currently an external director of the Company, and his term of office as an external director of the Company will have been seven (7) years at the conclusion of this Ordinary General Meeting of Shareholders.

8.

Mr. Shin Nakajima is currently an external director of the Company, and his term of office as an external director of the Company will have been six (6) years at the conclusion of this Ordinary General Meeting of Shareholders. In addition, he has served as an external auditor of the Company in the past.

9.

Ms. Miwako Iyoku is currently an external director of the Company, and her term of office as an external director of the Company will have been four (4) years at the conclusion of this Ordinary General Meeting of Shareholders.

5.	Matters Concerning Persons Who Will Serve as Corporate Auditors of the Holding Company

The persons who will serve as Corporate Auditors of the Holding Company are as follows.

Name (Date of birth)	Career summary, positions, and significant concurrent positions		Number of shares of the Company held	Number of shares of the Holding Company to be allotted
	April 1988	Joined ASCII, Inc.
	March 1998	Joined Craftec inc
	April 1999	Representative Director, Point Five Communication Co., Ltd.
	December 2000	Joined Internet Research Institute, Inc.
	October 2002	Director, IRI Commerce & Technology, Inc. (current IID, Inc.)
(External)	November 2005	Director, cbook24.com, inc.
	December 2009	Auditor, cbook24.com, inc.	1,800	1,800
Daizo Kugi (July 4, 1964)	August 2011	Director, Net Security Research Institute, Inc.
	November 2012	Director, en Factory, Inc.
	June 2014	Director, Taibundo, Inc. (current EARTH STAR Entertainment)
	May 2015	Director, EhonNavi Corporation
	October 2017	External Auditor, the Company (current position)

[Reasons for nomination as candidate for external auditor]

Mr. Daizo Kugi has deep knowledge of the internet industry spanning many years, and extensive experience as a business executive gained at multiple companies. The Company has nominated him as candidate for external auditor, expecting that, based on this experience, he will audit the legality of the Board’s decision-making and the execution of business operations by the Board of Directors, as well as express appropriate opinions as necessary, including at meetings of the Board of Directors, as an auditor at the Holding Company to be established, from a position independent from management.

Name (Date of birth)	Career summary, positions, and significant concurrent positions		Number of shares of the Company held	Number of shares of the Holding Company to be allotted
	April 2000	Registered as an attorney-at-law (Daini Tokyo Bar Association) Joined Asahi Law Office (current Nishimura & Asahi (Gaikokuho Kyodo Jigyo))
	August 2005	Worked at Schulte Roth & Zabel LLP (State of New York, U.S.)
	October 2011	Joined GREE, Inc.
	October 2014	Partner, Shinju Law Offices
	October 2016	Supervisory Officer, One Private REIT, Inc. (current position)
	November 2017	Participated in Haraguchi International Law Office (current Eiwa Law Office)
	January 2018	External Corporate Auditor, for Startups, Inc.
(External)	February 2018	Partner, Haraguchi International Law
Yoshihiro Akimoto		Office (current Eiwa Law Office) (current position)	4,600	4,600
(December 30, 1972)	April 2018	External Auditor, JOYCOIN, Inc.
	July 2018	External Auditor, the Company (current position)
	January 2019	External Auditor, Netch Co., Ltd.
	May 2019	External Auditor, Zaisan Net Co., Ltd.
	March 2020	External Board of Corporate Auditors
Member, Mirrativ, Inc. (current position)
	August 2022	External Auditor, On-Sight Inc.
	January 2023	Part-time External Auditor, mediPhone,
Inc. (current position)
	June 2023	Part-time Auditor, Ferragamo Japan K.K. (current position) External Director (Audit and Supervisory Committee Member), for Startups, Inc. (current position)

[Reasons for nomination as candidate for external auditor]

Mr. Yoshihiro Akimoto has experience in international transactions and other corporate legal affairs, corporate governance, and risk management as an attorney-at-law, as well as extensive knowledge of the IT industry. The Company has nominated him as candidate for external auditor expecting that, based on this experience and knowledge, he will audit the legality of the Board’s decision-making and the execution of business operations by the Board of Directors, as well as express appropriate opinions as necessary, including at meetings of the Board of Directors, as an auditor at the Holding Company to be established, from a position independent from management.

Name (Date of birth)	Career summary, positions, and significant concurrent positions		Number of shares of the Company held	Number of shares of the Holding Company to be allotted
	October 2001	Joined ShinNihon Audit Corporation (current Ernst & Young ShinNihon LLC)
	May 2005	Registered as Certified Public Accountant
	January 2006	Joined Fuji Television Network, Accounting Section, Accounting Office
	September 2009	Joined ShinNihon LLC (current Ernst & Young ShinNihon LLC)
	April 2019	Established and became Director of Kazuhiro Ueno Certified Public Accountant Office (current position)
	May 2019	Senior Manager, RSTANDARD, Inc. (current position)
	July 2019	Registered as Tax Accountant Established and became Director of Kazuhiro Ueno Tax Accountant Office (current position)
(External)	September 2019	Substitute Auditor, WILLPLUS Holdings Corporation
Kazuhiro Ueno (March 8, 1977)	March 2020	External Auditor, the Company (current position)	200	200
	July 2020	Representative Partner, ES Next Audit Corporation (current ES Next LLC)
	October 2020	Representative Director, Leagress, Inc. (current position)
	March 2021	Substitute Auditor, KIYO Learning Co., Ltd.
	August 2021	External Director (Audit & Supervisory Committee Member), First-corporation Inc. (current position)
	February 2022	Partner, ES Next LLC
	March 2022	External Director, KIYO Learning Co., Ltd. (current position)
	October 2024	External Director (Audit & Supervisory Committee Member) WILLPLUS Holdings Corporation (current position)

[Reasons for nomination as candidate for external auditor]

Mr. Kazuhiro Ueno has work experience at audit corporations, as well as a wealth of experience and insight as a certified public accountant and tax accountant. The Company has nominated him as candidate for external auditor expecting that, based on this experience, he will audit the legality of the Board’s decision-making and the execution of business operations by the Board of Directors, as well as express appropriate opinions as necessary, including at meetings of the Board of Directors, as an auditor at the Holding Company to be established, from a position independent from management.

Notes: 1.	There are no special interests between each candidate and the Company, and no special interests are expected to arise between each candidate and the Holding Company.

2.	The prior approval of the Board of Corporate Auditors has been obtained in the selection of each candidate.

3.

The Company has registered Mr. Daizo Kugi, Mr. Yoshihiro Akimoto, and Mr. Kazuhiro Ueno as independent officers pursuant to the rules of the Tokyo Stock Exchange. If the Holding Company is established and each candidate is appointed as an external auditor of the Holding Company, the Holding Company will register them as independent officers pursuant to the rules of the Tokyo Stock Exchange.

4.

The number of shares of the Company held by each candidate for auditor is the number of shares held as of December 31, 2025, and the number of shares of the Holding Company to be allotted is based on that holding status and takes into account the share transfer ratio in the Share Transfer. Accordingly, the actual number of shares of the Holding Company to be allotted may vary depending on the holding status immediately prior to the date of incorporation of the Holding Company.

5.

If the Holding Company is established, pursuant to Article 427, Paragraph 1 of the Companies Act, the Holding Company will enter into an agreement with Mr. Daizo Kugi, Mr. Yoshihiro Akimoto, and Mr. Kazuhiro Ueno to limit their liability for damages as stipulated in Article 423, Paragraph 1 of said Act. The limit of liability for damages under the agreement shall be the amount set forth in laws and regulations.

6.

If the Holding Company is established, the Holding Company will enter into a directors and officers liability insurance contract with an insurance company, as stipulated in Article 430-3, Paragraph 1 of the Companies Act, with the directors, corporate auditors and management staff of the Holding Company and its subsidiaries as the insured. The insurance policy will cover damages that may arise when the insured assumes liability for the execution of his or her duties or receives a claim related to the pursuit of such liability. If each candidate assumes office as auditor of the Holding Company, they shall be included in the insured under the insurance policy.

However, in order to prevent the insureds from impairing the properness of execution of their duties, the policy does include certain exemption clauses, such as acts committed with the knowledge that they violate laws and regulations. The insurance premiums shall be fully borne by the Holding Company, and therefore, the insured shall not bear the actual premiums.

7.

Mr. Daizo Kugi is currently an external auditor of the Company, and his term of office as an external auditor of the Company will have been eight (8) years and five (5) months at the conclusion of this Ordinary General Meeting of Shareholders.

8.

Mr. Yoshihiro Akimoto is currently an external auditor of the Company, and his term of office as an external auditor of the Company will have been seven (7) years and eight (8) months at the conclusion of this Ordinary General Meeting of Shareholders.

9.

Mr. Kazuhiro Ueno is currently an external auditor of the Company, and his term of office as an external auditor of the Company will have been six (6) years at the conclusion of this Ordinary General Meeting of Shareholders.

6.	Matters Concerning Entity That Will Serve as the Accounting Auditor of the Holding Company

The entity that will serve as the Accounting Auditor of the Holding Company is as follows.

Name	Ernst & Young ShinNihon LLC
Location of principal office	Hibiya Mitsui Tower, Tokyo Midtown Hibiya 1-1-2 Yuraku-cho, Chiyoda-ku, Tokyo
History

1967 Established Tetsuzo Ota & Co.

1969 Established Showa Audit Corporation

1985 Tetsuzo Ota & Co. and Showa Audit Corporation were merged to form Showa Ota & Co.

2000 Showa Ota & Co. and Century Audit Corporation (established in 1986) were merged to form Century Ota Showa & Co.

2001 Renamed to Shin Nihon & Co.

2008 Renamed to Ernst & Young ShinNihon LLC, following the reorganization into a limited liability company

2018 Renamed (Japanese name only)

Number of audit clients	3,805 (as of June 30, 2025)
Capital	¥1,221 million (as of July 1, 2025)
	6,517 (as of June 30, 2025)
	[Composition]
	Certified Public Accountants:	3,061
Members	Certified Public Accountant Examination	1,396
	Passers, etc.:
	Others:	2,060
	Total:	6,517

Notes: 1.

Ernst & Young ShinNihon LLC was selected as candidate for Accounting Auditor since it was deemed to be appropriate to serve as the Company’s Accounting Auditor, following the comprehensive consideration of the company’s scale, experience, and other abilities to perform its duties, as well as its independence and internal audit systems.

2.

If the Holding Company is established, pursuant to Article 427, Paragraph 1 of the Companies Act, the Holding Company will enter into an agreement with the Accounting Auditor to limit its liability for damages as stipulated in Article 423, Paragraph 1 of said Act. The limit of liability for damages under the agreement shall be the minimum amount set forth in laws and regulations.

Proposal 3:  Partial Amendments to the Restricted Share Compensation Plan for Directors

At the 13th Ordinary General Meeting of Shareholders held on March 28, 2023, the Company received approval to allot restricted shares as compensation to directors (excluding external directors; hereinafter, the same shall apply in this proposal). Based on this approval, the Company has entered into a restricted share allotment agreement with directors, and granted them restricted shares.

The proposal was approved to include the following provision as a summary of the contents to be stipulated in the Allotment Agreement: “In the event that, during the Transfer Restriction Period, a merger agreement whereby the Company becomes the defunct company, a share exchange agreement or a share transfer plan whereby the Company becomes a wholly-owned subsidiary, or any other matters pertaining to restructuring, etc., are approved by the Company’s General Meeting of Shareholders (however, in the event that the approval of the Company’s General Meeting of Shareholders for the said restructuring, etc. is not required, approval by the Company’s Board of Directors), the Company shall remove the Transfer Restrictions on a reasonably determined number of Allotted Shares prior to the effective date of the said restructuring, etc. by resolution of the Company’s Board of Directors, taking into consideration the length of time between the commencement of the Transfer Restriction Period and the date of approval of the said restructuring, etc. The Company may, by operation of law, acquire any Allotted Shares for which Transfer Restrictions have not been removed immediately following the removal of the Transfer Restrictions at no consideration.”

If Proposal 2: Approval of the Share Transfer Plan is approved as originally proposed at this General Meeting of Shareholders, the Company will transition to a holding company structure. Even after such a transition, the Company has deemed that it is desirable to continue imposing transfer restrictions on the restricted share compensation previously granted to its directors in order to provide such directors with incentives and contribute to the sustainable enhancement of the Holding Company’s corporate value, as well as to further promote the sharing of value with shareholders following the organizational restructuring. In light of the above, we request approval to amend the above provision as follows. Details of the Plan other than these amendments shall remain unchanged, and the details previously approved shall continue in effect.

The purpose of the Plan is to provide directors with incentives to achieve the sustainable enhancement of the Company’s corporate value and to further promote the sharing of value between directors and shareholders. An overview of the policy for determining the details of compensation, etc. for individual directors of the Company is set forth in “3. (4) 1) Matters Concerning the Policy for Determining the Details of Compensation, etc. for Individual Directors” in the Business Report, and there are no plans to change this policy even if this proposal is approved. As this proposal is necessary and appropriate for the granting of compensation, etc. to individual directors in accordance with the policy, we have deemed the content of the proposal to be appropriate.

Details of the amendments are as follows.

Before the amendments	After the amendments

3) Treatment in the event of restructuring, etc.

In the event that, during the Transfer Restriction Period, a merger agreement whereby the Company becomes the defunct company, a share exchange agreement or a share transfer plan whereby the Company becomes a wholly-owned subsidiary, or any other matters pertaining to restructuring, etc., are approved by the Company’s General Meeting of Shareholders (however, in the event that the approval of the Company’s General Meeting of Shareholders for the said restructuring, etc. is not required, approval by the Company’s Board of Directors), the Company shall remove the Transfer Restrictions on a reasonably determined number of Allotted Shares prior to the effective date of said restructuring, etc. by resolution of the Company’s Board of Directors, taking into consideration the length of time between the commencement of the Transfer Restriction Period and the date of the approval of the said restructuring, etc. The Company may, by operation of law, acquire any Allotted Shares for which Transfer Restrictions have not been removed immediately following the removal of the Transfer Restrictions at no consideration.

3) Treatment in the event of restructuring, etc.

In the event that, during the Transfer Restriction Period, a merger agreement whereby the Company becomes the defunct company, a share exchange agreement or a share transfer plan whereby the Company becomes a wholly-owned subsidiary, or any other matters pertaining to restructuring, etc., are approved by the Company’s General Meeting of Shareholders (however, in the event that the approval of the Company’s General Meeting of Shareholders for the said restructuring, etc. is not required, approval by the Company’s Board of Directors), the Company shall remove the Transfer Restrictions on a reasonably determined number of Allotted Shares prior to the effective date of the said restructuring, etc. by resolution of the Company’s Board of Directors, taking into consideration the length of time between the commencement of the Transfer Restriction Period and the date of approval of the said restructuring, etc. The Company may, by operation of law, acquire any Allotted Shares for which Transfer Restrictions have not been removed immediately following the removal of the Transfer Restrictions at no consideration. However, this shall not apply if, during the course of such organizational restructuring, etc., a corporation involved in said organizational restructuring, etc. other than the Company delivers shares of said corporation to Eligible Directors (limited to shares subject to transfer restrictions).

If this proposal is approved, the Company intends to carry out the prescribed procedures in accordance with the method set forth in the restricted share allotment agreement so as to reflect the amendments to the Plan pursuant to this proposal in the restricted share allotment agreement relating to restricted shares that have already been delivered to directors.

Furthermore, if Proposal 2: Approval of the Share Transfer Plan is approved as originally proposed at this General Meeting of Shareholders, and if it is confirmed in advance that the shares of the Holding Company to be delivered to the Company’s directors under the Share Transfer will continue to be treated as restricted shares, the Company’s contractual status, rights and obligations under the restricted share allotment agreement shall be succeeded to the Holding Company to be established as of July 1, 2026, the effective date of the Share Transfer.

Currently, there are four (4) directors who are eligible for the Plan. This proposal shall take effect on the condition that Proposal 2: Approval of the Share Transfer Plan is approved as originally proposed.

(Reference) Original Resolution (The 13th Ordinary General Meeting of Shareholders held on March 28, 2023)

Proposal 6: Determination of Compensation for the Purpose of Allotting Restricted Shares to Directors (excluding External Directors)

If Proposal 4 is approved as originally proposed, the amount of compensation for the Company’s directors will be “no more than 150 million yen per annum.” In addition, this compensation will consist of monthly compensation only.

In this proposal, with the aim of combining compensation linked to the stock price with officer compensation for directors (excluding external directors; hereinafter, “Eligible Directors”) to further align their interests with shareholders’ interests, the Company requests approval to grant restricted shares to Eligible Directors as compensation, separate from the aforementioned compensation.

The current number of Eligible Directors is four (4). If Proposal 3 is approved as originally proposed, the number of Eligible Directors will continue to be four (4).

The Company believes that the contents of the restricted share compensation allotment are reasonable as they will further promote the medium- to long-term enhancement of the Company’s corporate value and the sharing of value with shareholders.

(1) Overview of issuance or disposal of restricted shares

Each fiscal year in principle, Eligible Directors shall make an in-kind contribution of all monetary compensation claims to be granted on the basis of this proposal, and receive the common stock of the Company that will be issued or disposed of in accordance with a resolution of the Board of Directors of the Company.

In issuing or disposing of the common stock of the Company, the Company and Eligible Directors shall enter into a restricted share allotment agreement (hereinafter, the “Allotment Agreement”). Eligible Directors shall not transfer, create a security interest on, or otherwise dispose of the common stock of the Company allotted in accordance with the Allotment Agreement (hereinafter, “Allotted Shares”) for a specified period of time from the date of delivery of the Allotted Shares (hereinafter, “Transfer Restriction Period”). The outline of the Allotment Agreement is as described in (4) below.

(2) Upper limits on the total amount of monetary compensation claims and the total number of shares On the basis of this proposal, the total amount of monetary compensation claims to be granted to Eligible Directors shall be no more than 200 million yen per annum, and the total number of shares of the Company’s common stock to be issued or disposed of by Eligible Directors shall be no more than 50,000 shares. In addition, in the event of circumstances necessitating an adjustment to the total number of shares of the Company’s common stock that are issued or disposed of as restricted shares on or after the date on which this proposal is approved, such as a stock split of the Company’s common stock (including the gratis allotment of the Company’s common stock), reverse stock split, or any other reason, the total number of shares shall be adjusted within a reasonable extent.

(3) Payment amount per share

The payment amount per share of Allotted Shares shall be determined by the Board of Directors within a range that is not especially advantageous to Eligible Directors, on the basis of the closing price of the common stock of the Company on the Tokyo Stock Exchange on the business day preceding the date of resolution by the Board of Directors regarding the allotment of shares (if no transactions are concluded on that day, the closing price on the immediately preceding date).

(4) Overview of the content stipulated in the Allotment Agreement

1) Details of transfer restriction

The Transfer Restriction Period shall be a maximum of two (2) years.

Effective as of the payment date, Eligible Directors: (a) may not transfer, create a security interest on, or otherwise dispose of (hereinafter, “transfer, etc.”) one half of the Allotted Shares (hereinafter, “Removal (i)”) during the period from the date of receipt of the allotment in accordance with the Allotment Agreement until a date exceeding three (3) months after the last day of the business year that includes the date of receipt of the said allotment or the date on which one (1) year has elapsed since the date of receipt of the said allotment, whichever is the latter (hereinafter, “Transfer Restriction Period (i)”), and (b) may not transfer, etc. any Allotted Shares remaining following Removal (i) from the number of Allotted Shares (hereinafter, “Removal (ii)”) during the period from the date of receipt of the allotment in accordance with the Allotment Agreement until a date on which two (2) years have elapsed since the date of receipt of the said allotment (hereinafter, “Transfer Restriction Period (ii)”; collectively referred to as the “Transfer Restriction Period”). (Hereinafter, referred to individually or collectively as “Transfer Restrictions.”)

On the condition that Eligible Directors have continued to serve in the position of director of the Company or in any other position stipulated by the Board of Directors during the Transfer Restriction Period (i), the Company shall remove the Transfer Restrictions on Removal (i) upon the expiration of Transfer Restriction Period (i), and on the condition that Eligible Directors have continued to serve in the position of director of the Company or any other position stipulated by the Board of Directors during Transfer Restriction Period (ii), the Company shall remove the Transfer Restrictions on Removal (ii) upon the expiration of Transfer Restriction Period (ii). The Company may, by operation of law, acquire the Allotted Shares for which Transfer Restrictions have not been removed upon the expiration of the Transfer Restriction Period at no consideration.

2) Treatment in the event of retirement, etc. during the Transfer Restriction Period

In the event that an Eligible Director loses his or her position as director of the Company or any other position stipulated by the Board of Directors of the Company prior to the expiration of the Transfer Restriction Period (i), the Company may, by operation of law, acquire all Allotted Shares at that time at no consideration, and in the event that an Eligible Director loses an aforementioned position following the expiration of Transfer Restriction Period (i) and prior to the expiration of Transfer Restriction Period (ii), the Company may, by operation of law, acquire the portion of Allotted Shares at that time excluding Removal (i) at no consideration.

However, in the event that the said director loses his or her position as director of the Company or any other position stipulated by the Board of Directors of the Company prior to the expiration of the Transfer Restriction Period for reasons deemed justifiable by the Board of Directors of the Company, the number of Allotted Shares for which the Transfer Restrictions are to be removed and the timing thereof shall be reasonably adjusted as necessary.

3) Treatment in the event of restructuring, etc.

In the event that, during the Transfer Restriction Period, a merger agreement whereby the Company becomes the defunct company, a share exchange agreement or a share transfer plan whereby the Company becomes a wholly-owned subsidiary, or any other matters pertaining to restructuring, etc., are approved by the Company’s General Meeting of Shareholders (however, in the event that the approval of the Company’s General Meeting of Shareholders for the said restructuring, etc. is not required, approval by the Company’s Board of Directors), the Company shall remove the Transfer Restrictions on a reasonably determined number of Allotted Shares prior to the effective date of the said restructuring, etc. by resolution of the Company’s Board of Directors, taking into consideration the length of time between the commencement of the Transfer Restriction Period and the date of approval of the said restructuring, etc. The Company may, by operation of law, acquire any Allotted Shares for which Transfer Restrictions have not been removed immediately following the removal of the Transfer Restrictions at no consideration.

4) Other matters to be determined by the Board of Directors

Other matters related to the Plan shall be determined by the Board of Directors, and such matters shall form part of the Allotment Agreement.

  Business Report

(	From 1st January 2025)
To 31st December 2025

1.	Matters Concerning the Current Status of the Group

(1)	Business Progress and Results

As the Group operates a single business segment, the e-Gift Platform Business segment-based disclosures are omitted.

The Group is engaged in the creation, distribution, and sale of e-gifts that can be sent and redeemed online via smartphones and other devices. Online communication among individuals, corporations, and municipalities has continued to increase year by year, and demand for e-gifts as a tool for such communication is expanding.

Under these circumstances, and guided by its vision of “providing services that cultivate connections among people, companies, and communities through e-gifts,” the Group has developed four services:

“giftee” for individuals,

“giftee for Business” for corporate clients,

“eGift System” for providing e-gift generation systems, and “Regional Currency” services, which provide digital solutions such as the digitization of local currencies primarily for municipalities.

In the “giftee” service, steady acquisition of individual users resulted in membership reaching 2.53 million (an increase of 0.21 million from the previous fiscal year).

In the “giftee for Business” service, usage increased among corporations utilizing e-gifts for marketing and other purposes, as well as municipalities using e-gifts as a means of distributing subsidies and support payments. The number of corporate and municipal partners (DPs) reached 2,276 (up 248 from the previous fiscal year), and the number of implemented projects totaled 18,772 (up 2,445), both marking new record highs following the previous fiscal year.

In the “eGift System” service, adoption continued to expand not only in the food and retail sectors but also across a broader range of industries, with the number of corporate partners (CPs) reaching 302 (an increase of 35 from the previous fiscal year).

Revenue from the “Regional Currency” service declined year on year, as spot projects such as the digitization of premium gift certificates and implementation projects requiring development that were executed in the same period of the previous fiscal year were limited in the current fiscal year. However, recurring projects have steadily increased, supported by the rising adoption of the travel tax payment program among municipalities.

(Note) The number of DPs and CPs presented above reflects the figures on a non-Consolidated basis for the Company.

Additionally, during the third quarter of the fiscal year ending December 2025, the Group finalized the provisional accounting treatment related to a business combination. Accordingly, figures for the fiscal year ended December 2024 have been adjusted to reflect the finalized treatment.

As a result, for the current consolidated fiscal year, net sales amounted to 14,149 million yen (up 48.1% year on year), gross profit totaled 10,425 million yen (up 45.1% year on year), operating profit was 2,603 million yen (up 49.3% year on year), and ordinary profit reached 2,208 million yen (up 39.8% year on year). Profit attributable to owners of the parent was 935 million yen, compared with a loss attributable to owners of the parent of 510 million yen in the previous fiscal year.

(2)	Status of Capital Expenditures

The total amount of capital expenditures implemented during the consolidated fiscal year was 429 million yen, mainly attributable to the development of internally used software.

(3)	Status of Fundraising

Information on the Group’s fundraising activities during the consolidated fiscal year is provided in “1. Matters Concerning the Current Status of the Group (10) Major Lenders and Outstanding Borrowings.”

（4)	Challenges to Be Addressed

The Group promotes its businesses under the vision of “providing services that cultivate connections among people, companies, and communities through e-gifts,” and the mission of “creating a society connected through better relationships by facilitating the circulation of thoughtful giving.” In the rapidly growing e-gift market, the Group will continue to pursue initiatives that strengthen its role as a leading e-gift platform provider.

Within this context, the Group considers the following items to be key challenges requiring focused attention:

① Strengthening Partnerships with Business Partners

The Group positions e-gift issuers and distribution partners as key business partners. We will continue to strengthen collaborations with existing partners while expanding partnerships with new ones, thereby pursuing mutually beneficial initiatives and responding to the diverse needs of both individual users and corporate clients who utilize e-gifts.

② Securing and Expanding Diverse Revenue Opportunities

Beginning with the “giftee” service, the Group has expanded its portfolio to include the “eGift System”, “giftee for Business”, and “Regional Currency” services, thereby securing a wide range of revenue opportunities.

Going forward, in addition to strengthening each existing service, the Group will seek to create new revenue opportunities by developing new systems that enable more effective marketing and by proposing new use cases.

Through these initiatives, we aim to optimize the Group’s overall revenue portfolio.

③ Continuous Creation of New Businesses (Services)

The Group believes that, in order to capture diverse customer needs and achieve sustainable growth in the expanding domestic e-gift market, it is essential not only to grow existing businesses but also to continue developing new businesses. Based on this recognition, the Group has launched a variety of new services. Going forward, we will continue to create new businesses (services) to enhance our ability to meet diverse customer needs and to drive the growth of both existing and new businesses.

④ Continuation of the Group’s End-to-End Business Model

The Group provides the “eGift System” as a SaaS solution that supports the entire e-gift value chain—from issuance, distribution, and sales to settlement and performance management—enabling us to meet a broad range of customer needs. Maintaining this end-to-end business model, which is one of the Group’s core strengths, requires robust system stability. To this end, we will continue to enhance our infrastructure environment, taking into account customer needs and traffic requirements, and will work toward ensuring system stability and improving operational efficiency.

⑤ Securing and Developing Human Resources

The Group recognizes that securing and developing a large number of highly capable personnel is essential to the execution and expansion of its businesses. In particular, the continuous recruitment of skilled engineers who contribute to improving service convenience and functionality, and of sales personnel who drive the strengthening of our revenue base, is a key challenge.

To secure and develop optimal talent, the Group will work to enhance brand recognition, improve training and educational programs, and adopt more flexible recruitment practices.

⑥ Strengthening the Internal Control System

As the Group is in a growth phase, strengthening the internal control system is essential for improving operational efficiency and risk management. The Group will continue to enhance back-office functions and work to build a more robust internal control framework that ensures fairness and transparency in management.

⑦ Strengthening Information Management Systems

The Group may handle confidential and personal information in the course of system development, system operation, and service delivery. Strengthening information management is therefore a key priority. While management is currently conducted in accordance with the Information Systems Management Regulations and other internal rules, the Group will continue to reinforce its information-management practices through ongoing employee training and system enhancements.

⑧ Initiatives for Sustainability

As part of its sustainability initiatives, the Group has identified the following materiality issues as matters of significant importance to stakeholders and as topics with substantial impact on the Group’s management.

Solving Social Issues Through Services and Solutions		• Enhancing Communication • Fostering connection, bonds, and relationships • Reducing various burdens through digitalization

	Environment	• Response to climate change • Efficient use of resources

Foundation Supporting Sustainable Growth	Social	• Diversity & inclusion • Respect for human rights and creation of a fulfilling workplace • Data security • Customer privacy

	Governance	• Corporate governance • Compliance • Fair business practices

By promoting initiatives addressing these materiality themes, the Group aims to contribute to the resolution of social issues.

Information on the Company’s principal sustainability initiatives is disclosed on our corporate website below.

https://giftee.co.jp/ir/sustainability

（5）Trends	in Financial Position and Operating Results

① Trends in the Financial Position and Operating Results of the Corporate Group

Category	FY2022 (13th Term)	FY2023 (14th Term)	FY2024(15th Term)	FY2025 (16th Term, Current Consolidated Fiscal Year)
Net Sales (million yen)	4,723	7,226	9,554	14,149
Ordinary Profit (million yen)	352	1,239	1,579	2,208
Net Income (Loss) Attributable to Owners of Parent (million yen)	10	129	-510	935
Net Income (Loss) per Share (yen)	0.38	4.43	-17.33	31.51
Total Assets (million yen)	19,769	22,164	41,687	44,706
Net Assets (million yen)	8,094	8,305	8,354	9,272
Net Assets per Share (million yen)	267.60	271.20	257.61	284.49

Note: During FY 2025, the provisional accounting treatment related to a business combination was finalized. Accordingly, the figures for FY 2024 reflect the finalized allocation.

②	Trends in the Company’s Financial Position and Operating Results

Category	FY2022 (13th Term)	FY2023 (14th Term)	FY2024(15th Term)	FY2025(16th Term)
Net Sales (million yen)	3,779	5,855	7,582	9,807
Ordinary Profit (million yen)	590	1,782	2,326	2,679
Net Income (Loss) for the Period (million yen)	45	627	-516	1,481
Net Income (Loss) per Share (yen)	1.56	21.46	-17.53	49.87
Total Assets (million yen)	19,014	21,835	33,908	35,087
Net Assets (million yen)	8,461	9,168	8,823	10,082
Net Assets per Share (yen)	280.35	300.55	284.73	325.46

Note: In the third quarter of the fiscal year ending December 2025, the Company finalized the provisional accounting treatment related to the business combination. Accordingly, the figures for the fiscal year ended December 2024 have been restated to reflect the finalized accounting treatment.

(6)	Status of Significant Parent Company and Subsidiaries

① Relationship with Parent Company

There are no applicable matters.

② Status of Significant Subsidiaries

Company Name	Capital	Ownership Ratio	Main Business
Sou Experience Inc.	¥68 million	100％	e-gift platform business
GIFTEE MALAYSIA SDN. BHD.	MYR 9,568 thousand	100％	e-gift platform business
YouGotaGift.com Ltd.	AED 1,093 thousand	90.77％	e-gift platform business

(7)	Main Business Activities (As of 31st December, 2025)

Business	Main Services

• Provision of “giftee,” an eGift service for individual users

e-Gift Platform Business	• Provision of “giftee for Business,” an eGift service for corporate clients

• Provision of the eGift System

• Provision of regional digital currency services

(8)	Principal Offices and Facilities (As of 31st December, 2025)

（Parent Company）

Name	Location
Head Office	Shinagawa-ku, Tokyo
Kansai Branch	Nakagyo-ku, Kyoto

（Subsidiaries）

Name	Location
Sou Experience Inc.	Shibuya-ku, Tokyo
GIFTEE MALAYSIA SDN. BHD.	Kuala Lumpur, Malaysia
YouGotaGift.com Ltd.	Dubai, United Arab Emirates

(9)	Status of Employees (As of 31st December, 2025)

Number of Employees	Change from Previous Consolidated Fiscal Year-End
685 employees	100 employees

Note: The number of employees represents the number of working personnel and does not include temporary staff.

(10)	Major Lenders and Outstanding Borrowings

Lender	Outstanding Borrowings (Millions of Yen)
Mizuho Bank, Ltd.	6,432
MUFG Bank, Ltd.	3,750
The Bank of Yokohama, Ltd.	2,000
Sumitomo Mitsui Trust Bank, Limited	1,000
Resona Bank, Limited	1,000
Nippon Life Insurance Company	1,000
Kiraboshi Bank, Ltd.	575

2.	Matters Related to the Company’s Shares

(1) Total Number of Authorized Shares	80,000,000 shares

(2) Total Number of Issued Shares	29,777,502 shares (including 263 treasury shares)

(3) Number of Shareholders	11,854 shareholders

(4)	Major Shareholders

Shareholder	Number of Shares Held	Shareholding Ratio
Mutsumi Ota	5,168,400 Shares	17.35%
The Master Trust Bank of Japan, Ltd. (Trust Account)	2,663,700	8.94
Custody Bank of Japan, Ltd. (Trust Account)	1,974,800	6.63
Hiroyoshi Umeda	1,710,000	5.74
Fumitaka Yanase	1,364,000	4.58
Tatsuya Suzuki	1,338,400	4.49
BNY GCM CLIENT ACCOUNT JPRD AC ISG (FE-AC)	1,112,899	3.73
GOLDMAN SACHS INTERNATIONAL	1,035,160	3.47
JCB Co., Ltd.	950,000	3.19
Rakuten Securities, Inc. (Shared Account)	513,800	1.72

Note: Shareholding ratios are calculated excluding treasury shares.

(5)	Shares Granted to Directors as Compensation During the Fiscal Year

The Company grants restricted stock to directors (excluding external directors) as compensation for the execution of their duties.

For details on this policy, please refer to “3. (4) (i) Policy for Determining the Details of Individual Director Compensation” in the Business Report.

	Number of Shares Granted	Number of Eligible Recipients
Directors (excluding external directors)	29,800 shares	4 persons

(6)	Other Significant Matters Related to Shares

There are no applicable matters.

3.	Matters Related to Corporate Officers

(1)	Directors and Board of Corporate Auditors Members

Name	Position / Responsibilities	Significant Concurrent Positions
Mutsumi Ota	Representative Director & CEO	GIFTEE MALAYSIA SDN. BHD. Representative Director Giftee Mekong Company Ltd. Chairman PT giftee International Indonesia. President Director Director, SOW EXPERIENCE Inc. YouGotaGift.com Ltd. Director

Tatsuya Suzuki	Representative Director & COO

Fumitaka Yanase	Director & CTO	GIFTEE TECH VIETNAM COMPANY LIMITED Director

Yoshikaz u Fujita	Director & CFO	Director, paintory Inc. Director, Brewtope Inc.

Kenichiro Seno	Director	Chairman, NPO Organization for Industry-Academia Collaboration Initiative Part-time Lecturer, Graduate School of Engineering (TMI), The University of Tokyo (current position)Director, Area Works Inc. Part-time Lecturer, Interfaculty Initiative in Information Studies/Graduate School of Interdisciplinary Information Studies, The University of Tokyo (current position)

Shin Nakajima	Director	Representative Director, CAMPFIRE Inc. Director, three treasures Inc. External Director, Inspire High Inc.

Miwako Iyoku	Director	External Director, TOMY Company, Ltd. External Director, Gakken Holdings Co., Ltd. Representative Director, Yokogushist Inc. External Director, Bewith, Inc. External Director, Kuze Co., Ltd.

Name	Position / Responsibilities	Significant Concurrent Positions

Daizo Kugi	Board of Corporate Auditors Member

Yoshihiro Akimoto	Board of Corporate Auditors Member

Supervisory Officer, One Private Investment Corporation

External Board of Corporate Auditors Member, For Startups, Inc.

Partner, EIWA Law Office

External Board of Corporate Auditors Member, Mirrativ, Inc.

External Board of Corporate Auditors Member, MedPhone Inc.

External Board of Corporate Auditors Member, Ferragamo Japan Co., Ltd.

Kazuhiro Ueno	Board of Corporate Auditors Member

Head, Ueno Kazuhiro Certified Public Accountant Office

Senior Manager, RSTANDARD Inc. Head, Ueno Kazuhiro Tax Accountant Office Representative Director, Leagress Inc. Director (Audit and Supervisory Committee Member), First Corporation Co., Ltd. External Director, KIYO Learning Co., Ltd. Director (Audit and Supervisory Committee Member), Willplus Holdings Corporation

Notes: 1. Mr. Kenichiro Seno, Mr. Shin Nakajima, and Ms. Miwako Iyoku are External Directors.

2. Mr. Daizo Kugi, Mr. Yoshihiro Akimoto, and Mr. Kazuhiro Ueno serve as External Board of Corporate Auditors Members.

3. Mr. Kazuhiro Ueno holds qualifications as a Certified Public Accountant and a Licensed Tax Accountant, and possesses a high level of expertise in finance and accounting.

4. The Company has designated Mr. Kenichiro Seno, Mr. Shin Nakajima, Ms. Miwako Iyoku, Mr. Daizo Kugi, Mr. Yoshihiro Akimoto, and Mr. Kazuhiro Ueno as Independent Officers as stipulated by the Tokyo Stock Exchange, and has submitted the required notifications to the Exchange.

(2)	Outline of the Limitation of Liability Agreements

The Company has entered into agreements with all External Directors and External Board of Corporate Auditors Members to limit their liability for damages under Article 423, Paragraph 1 of the Companies Act.

The maximum liability amount under these agreements is set at the minimum liability amount required by applicable laws and regulations.

(3)	Outline of Directors and Officers Liability Insurance

The Company has entered into a directors and officers liability insurance contract, as defined in Article 430-3, Paragraph 1 of the Companies Act, with an insurance company. The insured persons under this policy include Directors, Board of Corporate Auditors Members, and managerial employees of the Company and its subsidiaries. The policy covers losses that may arise from the insured being held liable in connection with the execution of their duties, or from claims made in pursuit of such liability.

The policy includes certain exclusions to ensure that the appropriateness of the insured persons’ execution of duties is not impaired, for example, acts committed with knowledge of violating laws and regulations.

All premiums for this insurance policy are borne entirely by the Company, and the insured persons do not bear any substantive cost of the insurance coverage.

(4)	Amount of Compensation, etc. for Directors and Board of Corporate Auditors Members

① Policy on Determining Individual Compensation for Directors

a. Policy for Determining Director Compensation

The Company has established a Compensation Committee as a voluntary advisory body to the Board of Directors for the purpose of enhancing the fairness, transparency, and objectivity of procedures related to Director compensation, thereby further strengthening corporate governance. The specific details of individual compensation amounts are deliberated by the Compensation Committee, including the compensation structure, levels, and maximum total amounts. Based on the committee’s recommendations, the final determination is made by a resolution of the Board of Directors.

The members of the Compensation Committee are as follows:

Chairperson: Kenichiro Seno (External Director)

Members: Shin Nakajima (External Director), Miwako Iyoku (External Director)

The Board of Directors has confirmed that the method for determining compensation and the resulting compensation amounts for each individual Director for the fiscal year under review are consistent with the Compensation Policy, and that the recommendations from the Compensation Committee have been duly respected. The Board therefore considers the determinations to be in line with the established Compensation Policy.

b. Overview of the Policy

The Company deliberated and approved its policy for determining individual compensation for Directors (hereinafter, the “Compensation Policy”) at the Board of Directors meeting held on 22nd February, 2021.

The compensation for Directors is designed based on a comparison of compensation systems and levels of companies similar in size, industry, and business characteristics to the Company. The basic policy is to establish a compensation structure that functions as a sufficient incentive to sustainably enhance corporate value and to set appropriate compensation levels for each Director in accordance with their respective responsibilities.

Compensation for Directors consists of Basic compensation (cash), Performance-linked compensation (cash), and Stock-based compensation (restricted stock). Basic compensation is paid to Directors (excluding External Directors) and is set based on competitive levels appropriate to each Director’s role and responsibilities, taking into consideration the Company’s performance in the previous fiscal year and individual evaluations.

Performance-linked compensation is paid to Directors (excluding External Directors). The performance indicator used is consolidated EBITDA, which is set as the annual performance target for the fiscal year, representing the earning power of the Group. This indicator is selected from the perspective of appropriately reflecting business performance and encouraging managerial efforts to enhance long-term corporate value.

The amount of performance-linked compensation is determined based on the level of achievement against the pre-set consolidated EBITDA target. For the fiscal year under review, consolidated EBITDA was ¥3,740 million, and performance-linked compensation was determined based on the achievement of this target.

Stock-based compensation (restricted stock) is granted annually to Directors (excluding External Directors) within the limit approved at the General Meeting of Shareholders, as an incentive for medium- to long-term enhancement of corporate value by promoting value sharing with shareholders and raising Directors’ awareness of stock value. The number of shares granted is determined based on predefined criteria, taking into account each Director’s position and individual evaluation. Shares granted are subject to transfer restrictions, during which transfer, pledging, or other disposal is prohibited. The Company may acquire all or part of such shares without compensation under certain circumstances. Details regarding stock-related matters are provided in “2. Matters Related to the Company’s Shares.”

For External Directors, only basic compensation is paid, considering their supervisory role.

Additionally, the Company issues paid stock options to Directors (excluding External Directors). These stock options are subscribed at the discretion of each Director based on their own investment judgment and therefore do not constitute compensation under the Companies Act. Nevertheless, the Company considers them to serve as an incentive to promote medium- to long-term improvement of business performance and corporate value.

② Matters Related to the Resolution at the General Meeting of Shareholders Regarding Compensation for Directors

At the 13th Ordinary General Meeting of Shareholders held on 28th March, 2023, it was resolved that the maximum amount of monetary compensation for Directors shall be up to ¥150 million per year, of which the portion for External Directors shall be up to ¥24 million per year. (This excludes salaries paid to Directors concurrently serving as employees.)

Separately from the above monetary compensation, at the same General Meeting of Shareholders, it was also resolved to introduce a restricted stock compensation plan for Directors (excluding External Directors). Under this plan, the maximum amount of restricted stock compensation is set at up to ¥200 million per year, and the annual maximum number of shares to be issued is up to 50,000 shares of the Company’s common stock.

As of the close of that General Meeting of Shareholders, the number of Directors was seven, including three External Directors.

③ Matters Related to the Delegation of Authority for Determining Individual Director Compensation

Not applicable.

④ Compensation for Board of Corporate Auditors Members

To ensure independence, compensation for Board of Corporate Auditors Members consists solely of fixed compensation. The amount of such compensation is determined through discussions among the Board of Corporate Auditors Members within the limit approved at the General Meeting of Shareholders, considering factors such as each member’s responsibilities and contributions, social and market conditions, and comparisons with other companies.

At the 13th Ordinary General Meeting of Shareholders held on 28th March, 2023, it was resolved that the maximum amount of monetary compensation for Board of Corporate Auditors Members shall be up to ¥15 million per year.

As of the close of that General Meeting of Shareholders, the number of Board of Corporate Auditors Members was three.

⑤	Compensation, etc. for Directors and Board of Corporate Auditors Members

	Total Compensation (million yen)	Breakdown of Total Compensation (million yen)
Category		Basic Compensation	Performance-Linked Compensation	Non-monetary compensation	Number of Eligible Officers
Directors (including External Directors)	154 (18)	103 (18)	14 (—)	36 (—)	7 (３)
External Board of Corporate Auditors Members	８	８	—	—	３

Note: In addition to the compensation framework shown above, the Company has issued paid stock options to Directors at fair value, and related expenses have been recorded in the fiscal year under review.

（5）Matters	Related to External Officers

①	Relationship Between the Company and Other Organizations Where External Officers Hold Significant Concurrent Positions

There are no significant transactions between the Company and the organizations where the External Officers concurrently serve.

②	Relationship with Major Business Partners and Other Specified Related Parties

There are no significant relationships between the Company’s External Officers and major business partners or other specified related parties.

③	Main Activities of External Directors During the Fiscal Year

External Director: Kenichiro Seno

He attended all 17 meetings of the Board of Directors held during the fiscal year under review. Drawing on his academic expertise, he provided comments and recommendations from a fundamental perspective on matters including the appropriateness of management strategies, the adequacy of risk recognition, and the consistency of the governance framework, thereby contributing to enhancing the quality of Board deliberations and ensuring the rationality of its decision-making.

In addition, as Chair of the Nomination and Compensation Committee, he has led efforts from an independent and objective standpoint to clarify the criteria for selecting executive candidates and to ensure the transparency and fairness of the compensation determination process, thereby contributing to the strengthening of the Company’s corporate governance.

External Director: Shin Nakajima

He attended all 17 meetings of the Board of Directors held during the fiscal year under review. Drawing on his extensive experience and deep insight in business management, he provided specific and constructive recommendations on matters including growth strategies, key issues in business execution, and risk management, thereby contributing to more substantive Board discussions and ensuring the appropriateness of decision-making.

In addition, as a member of the Nomination and Compensation Committee, he has appropriately fulfilled his oversight role from an independent and objective standpoint to ensure the appropriateness and transparency of the processes for nominating executive candidates and determining executive compensation.

External Director: Miwako Iyoku

She attended all 17 meetings of the Board of Directors held during the fiscal year under review. Drawing on his extensive experience in corporate management and marketing, he actively provided comments and recommendations from the perspectives of customer orientation and diversity, thereby contributing to more substantive Board discussions and ensuring the appropriateness of decision-making.

In addition, as a member of the Nomination and Compensation Committee, she has appropriately fulfilled his oversight role from an independent and objective standpoint to ensure the appropriateness and transparency of the processes for selecting executive candidates and determining executive compensation.

External Board of Corporate Auditors Member: Daizo Kugi

He attended all 17 meetings of the Board of Directors held during the fiscal year under review. Drawing on his extensive knowledge of the IT industry, his management experience at a listed company, and his experience as an executive responsible for administrative functions, he provided comments as appropriate from the perspectives of the appropriateness of management decisions and the development and operation of internal controls, thereby contributing to ensuring the appropriateness of the Board’s decision-making.

In addition, he attended all 13 meetings of the Board of Corporate Auditors and, as a full-time Corporate Auditor, enhanced the effectiveness of audits through participation in important meetings and continuous monitoring of the status of business execution, thereby contributing to more substantive deliberations of the Board of Corporate Auditors.

External Board of Corporate Auditors Member: Yoshihiro Akimoto

He attended all 17 meetings of the Board of Directors held during the fiscal year under review. Drawing on his knowledge and practical experience as a legal professional, he provided appropriate comments from the perspectives of legal compliance and risk with respect to significant management decisions as well as contracts and transactions, thereby contributing to ensuring the validity and appropriateness of the Board’s decision-making.

In addition, he attended all 13 meetings of the Board of Corporate Auditors and, from a professional perspective in corporate legal affairs, reviewed the development and operation of the internal control and compliance framework, thereby working to enhance the effectiveness of the Company’s audit functions.

External Board of Corporate Auditors Member: Kazuhiro Ueno

He attended all 17 meetings of the Board of Directors held during the fiscal year under review. Drawing on his professional knowledge and practical experience as a certified public accountant and tax accountant, he provided appropriate comments from the perspectives of key accounting judgments, the appropriateness of financial reporting, and tax risks, thereby contributing to ensuring the appropriateness of the Board’s decision-making.

In addition, he attended all 13 meetings of the Board of Corporate Auditors and contributed to more substantive deliberations from a professional standpoint, including by reviewing the development and operation of internal controls over financial reporting.

④ Compensation Received from Subsidiaries by External Officers During the Fiscal Year There are no applicable matters.

Consolidated Balance Sheet

(As of 31st December, 2025)
			（Unit: ¥ million）
Account Titles	Amount	Account Titles	Amount
（Assets）		（Liabilities）
Current Assets	33,867	Current Liabilities	29,119
Cash and Deposits	16,933	Accounts Payable	6,642
Accounts Receivable—Trade, And	10,652	Short - term Borrowings	6,545
Contract Assets
		Current Portion of Long - term
Inventories	617		3,545
		Borrowings
Advance Payments to Suppliers	4,997	Accounts Payable - Other	1,176
Other	751	Accrued Expenses	307
Allowance for Doubtful Accounts	-86	Income Taxes Payable	716
Fixed Assets	10,839	Contract Liabilities	2,507
Tangible Fixed Assets	382	Deposits Received	7,633
Buildings	322	Other	44
Tools, Furniture and Fixtures	59	Non-current liabilities	6,314
Intangible Assets	5,476	Long-term Borrowings	5,716
Software	769	Retirement Benefit Liability	133
Software in Progress	277	Asset Retirement Obligations	137
Goodwill	3,408	Deferred Tax Liabilities	322
Other Intangible Assets	1,020	Other	4

Investments and Other Assets	4,981	Total Liabilities	35,434

Investment Securities	4,547	（Net assets）
Leasehold and Guarantees
Deposits	270	Shareholders’ Equity	8,407
Deferred Tax Assets	158	Share Capital	3,286
Other	4	Capital Surplus	3,473
		Retained Earnings	1,648
		Treasury Shares	-0
		Total Shareholders’ Equity	63
		Valuation Difference on Available- for-sale Securities	106
		Foreign Currency Translation	-42
		Adjustment
		Share Acquisition Rights	676
		Non-controlling Interests	124

		Total Net Assets	9,272

Total Assets	44,706	Total Liabilities and Net Assets	44,706

Consolidated Income Statement

（	From 1st January 2025	）
To 31st December 2025

（Unit: ¥ million）

Account Title	Amount
Net Sales		14,149
Cost of Sales		3,724

Gross Profit		10,425
Selling, General and Administrative expenses		7,822

Operating Profit		2,603
Non-operating Income
Interest Income	33
Fee income	5

Other	10	49

Non-operating Expenses
Interest Expenses	194
Equity In Losses of Affiliates	139
Loss On Investments in Investment Partnerships	31
Foreign Exchange Losses	68
Other	10	444

Ordinary Profit		2,208

Extraordinary Income
Gain On Reversal of Share Acquisition Rights	51	51

Extraordinary Losses
Loss On Valuation of Investment Securities	364	364

Profit Before Income Taxes		1,895
Income Taxes—Current	1,021
Income Taxes—Deferred	-90	931

Net Profit		964

Net Profit Attributable to Non-controlling
Interests		28

Net Profit Attributable to Owners of the Parent		935

Balance Sheet

（As of 31st December, 2025）

（Unit: ¥ million）

Account Titles	Amount	Account Titles	Amount
（Assets）		（Liabilities）
Current Assets	23,721	Current Liabilities	19,181
Cash and Deposits	11,581	Accounts Payable	4,461
Accounts Receivable and	6,767	Short—term Borrowings	6,500
Contract Assets
		Current Portion of Long—term
Inventories	21	Borrowings	3,500

Advances Paid	4,045	Accounts Payable—Other	665
Short-term Loans to Affiliates	1,112	Accrued Expenses	246
Other	638	Income Taxes Payable	615
Allowance for Doubtful	-445	Contract Liabilities	241
Accounts
Fixed Assets	11,365	Deposits Received	2,948
Tangible Fixed Assets	332	Other	1
Buildings	303	Non-current Liabilities	5,822
Tools, Furniture and Fixtures	28	Long-term Borrowings	5,696
Intangible Assets	578	Asset Retirement Obligations	125

Software	411	Total Liabilities	25,004

Software in Progress	156	（Net assets）
Other	11	Shareholders’ Equity	9,584
Investments and Other Assets	10,454	Share Capital	3,286
Investment Securities	3,369	Capital Surplus	3,273
Stocks of Affiliates	5,920	Legal Capital Surplus	3,273
Bonds of Affiliates	601	Retained Earnings	3,025
Investments in Other	150	Other Retained Earnings	3,025
Affiliated Companies
Leasehold and Guarantees	218	Special Reserve	280
Deposits
		Retained Earnings Carried
Deferred Tax Assets	194		2,745
		Forward
		Treasury Shares	-0
		Valuation and Translation	106
		Adjustments
		Valuation Difference on	106
		Available—for—Sale Securities
		Stock Acquisition Rights	391
		Total Net Assets	10,082
Total assets	35,087	Total Liabilities and Net Assets	35,087

Income Statement

（	From 1st January 2025	）
To 31st December 2025

（Unit: ¥ million）

Account Titles	Amount
Net Sales		9,807
Cost of Sales		1,819

Gross Profit		7,987
Selling, General and Administrative expenses		4,937

Operating Profit		3,050
Non-operating Income
Interest Income	44
Foreign Exchange Gain	12
Other	5	61

Non-operating Expenses
Interest Expenses	187
Loss on Investment Partnerships	31
Provision for Allowance for Doubtful Accounts	213	432

Ordinary Profit		2,679

Extraordinary Income
Reversal of Stock Acquisition Rights	51	51

Extraordinary Loss
Loss on Valuation of Investment Securities	364
Loss on Valuation of Stocks of Affiliates	1	365

Profit Before Income Taxes		2,364
Income Taxes – Current	919
Income Taxes – Deferred	-35	883

Net Profit		1,481

Independent Auditor’s Report on the Consolidated Financial Statements

Report of Independent Auditors

25th February 2025

To the Board of Directors of giftee, Inc.

Ernst & Young ShinNihon LLC

Tokyo Office

Designated Limited Liability Partner		Ryoichi
Engagement Partner	CPA	Yoshida

Designated Limited Liability Partner		Tsukasa
Engagement Partner	CPA	Hasegawa

Opinion

We have audited, pursuant to Article 444, Paragraph 4 of the Companies Act of Japan, the consolidated financial statements of giftee, Inc. for the consolidated fiscal year from 1st January, 2025 to 31st December, 2025, which comprise the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in shareholders’ equity, and the notes to the consolidated financial statements. In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position and results of operations of the corporate group consisting of giftee, Inc. and its consolidated subsidiaries for the period covered by the consolidated financial statements, in conformity with generally accepted accounting principles in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in the section titled “Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements.”

We are independent of the Company and its consolidated subsidiaries in accordance with the ethical requirements（includes provisions applicable to the audit of financial statements of entities with a significant public impact.） of Japan that are relevant to our audit, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Information

The other information comprises the Business Report and the Supplementary Schedules thereto. Management is responsible for the preparation and disclosure of the other information. The Board of Corporate Auditors Members and the Board of Corporate Auditors are responsible for overseeing the Directors’ execution of duties relating to the development and operation of the reporting process for the other information. Our opinion on the consolidated financial statements does not cover the other information, and we do not express an audit opinion or any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and consider whether the other information is materially inconsistent with the consolidated financial statements or with the knowledge we obtained in the audit or otherwise appears to contain material misstatements. If, based on the work performed, we conclude that there is a material misstatement in the other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and the Board of Corporate Auditors and Its Members for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan.

This responsibility includes the design, implementation, and maintenance of internal control that management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements on a going concern basis, and, where required by accounting principles generally accepted in Japan, disclosing matters related to going concern. The responsibility of the Board of Corporate Auditors Members and the Board of Corporate Auditors is to oversee the Directors’ execution of duties relating to the development and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

The auditor’s responsibility is to express an independent opinion on the consolidated financial statements as a whole, based on the audit conducted, and to obtain reasonable assurance as to whether the consolidated financial statements are free from material misstatement, whether due to fraud or error. Misstatements may arise from fraud or error and are considered material if it is reasonably expected that they would influence the decisions of users of the consolidated financial statements, whether individually or in the aggregate.

In accordance with auditing standards generally accepted in Japan, the auditor exercises professional judgment and maintains professional skepticism throughout the audit. The auditor performs the following:

•

Identifies and assesses the risks of material misstatement of the consolidated financial statements, whether due to fraud or error; designs and performs audit procedures responsive to those risks; and obtains sufficient appropriate audit evidence to provide a basis for the audit opinion.

The selection and application of audit procedures depend on the auditor’s judgment.

•

Although the purpose of the audit is not to express an opinion on the effectiveness of internal control, the auditor considers internal control relevant to the audit in order to design audit procedures that are appropriate under the circumstances.

•	Evaluates the appropriateness of accounting policies used by management and the reasonableness of accounting estimates and related disclosures made by management.

•

Concludes on the appropriateness of management’s use of the going concern assumption, and, based on the audit evidence obtained, determines whether a material uncertainty exists related to events or conditions that may cast significant doubt on the group’s ability to continue as a going concern.

If such a material uncertainty exists, the auditor is required to draw attention to the related disclosures in the notes to the consolidated financial statements, or to express a modified opinion if those disclosures are inadequate.

The auditor’s conclusions are based on the audit evidence obtained up to the date of the auditor’s report; however, future events or conditions may cause the group to cease to continue as a going concern.

•

Evaluates whether the presentation, structure, and content of the consolidated financial statements, including the related notes, are in accordance with accounting principles generally accepted in Japan, and whether the consolidated financial statements represent the underlying transactions and events in a fair and appropriate manner.

•

Obtains sufficient appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries to express an opinion on the consolidated financial statements. The auditor is responsible for the direction, supervision, and performance of the audit of the consolidated financial statements and is solely responsible for the auditor’s opinion.

The auditor reports to the Board of Corporate Auditors Members and the Board of Corporate Auditors on the planned scope and timing of the audit, significant audit findings including any significant deficiencies in internal control identified during the audit, and other matters required to be reported under auditing standards.

The auditor also reports to the Board of Corporate Auditors Members and the Board of Corporate Auditors that the auditor has complied with ethical requirements relating to independence and discloses all relationships and other matters that may reasonably be thought to bear on the auditor’s independence, along with the related safeguards applied or measures taken to mitigate any threats to independence.

Relationships and Interests

There are no relationships or interests between the Company or its consolidated subsidiaries and the audit firm or its engagement partners that are required to be disclosed under the Certified Public Accountants Act of Japan.

End.

Accounting Auditor’s Report

Independent Auditor’s Report

25th February 2025

To the Board of Directors of giftee, Inc.

Ernst & Young ShinNihon LLC

Tokyo Office

Designated Limited Liability Partner		Ryoichi
Engagement Partner	CPA	Yoshida

Designated Limited Liability Partner		Tsukasa
Engagement Partner	CPA	Hasegawa

Opinion

We have audited, pursuant to Article 436, Paragraph 2, Item 1 of the Companies Act of Japan, the financial statements of giftee, Inc. for the 16th fiscal year from January 1, 2025 to December 31, 2025, which comprise the balance sheet, the statement of income, the statement of changes in shareholders’ equity, the notes to the non-consolidated financial statements, and the supplementary schedules (collectively, the “Financial Statements, etc.”). In our opinion, the Financial Statements, etc. referred to above present fairly, in all material respects, the financial position and results of operations for the period covered by the Financial Statements, etc., in conformity with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are described in the section titled “Auditor’s Responsibilities for the Audit of the Financial Statements, etc.”

We are independent of the Company in accordance with the ethical requirements（Includes provisions applicable to the audit of financial statements of entities with a significant public impact.) of Japan applicable to audits, and we have fulfilled our other ethical responsibilities in accordance with those requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

The other information comprises the Business Report and the supplementary schedules thereto. Management is responsible for the preparation and disclosure of this other information. The Board of Corporate Auditors Members and the Board of Corporate Auditors are responsible for overseeing the Directors’ execution of duties relating to the development and operation of the reporting process for the other information.

Our opinion on the Financial Statements, etc. does not cover the other information, and we do not express an opinion or any form of assurance thereon.

In connection with our audit of the Financial Statements, etc., our responsibility is to read the other information and consider whether the other information is materially inconsistent with the Financial Statements, etc., or with the knowledge obtained in the audit, or otherwise appears to contain material misstatements.

If, based on the work performed, we conclude that there is a material misstatement in the other information, we are required to report that fact.

We have nothing to report in this regard.

Responsibilities of Management and the Board of Corporate Auditors and Its Members for the Financial Statements, etc.

Management is responsible for the preparation and fair presentation of the Financial Statements, etc. in accordance with accounting principles generally accepted in Japan.

This responsibility includes the design, implementation, and maintenance of internal control that management determines is necessary to enable the preparation and fair presentation of the Financial Statements, etc. that are free from material misstatement, whether due to fraud or error.

preparing the Financial Statements, etc., management is responsible for assessing whether it is appropriate to prepare the Financial Statements, etc. on a going concern basis, and, where required by accounting principles generally accepted in Japan, disclosing matters related to going concern.

The responsibility of the Board of Corporate Auditors Members and the Board of Corporate Auditors is to oversee the Directors’ execution of duties relating to the development and operation of the financial reporting process.

Auditor’s Responsibilities for the Audit of the Financial Statements, etc.

The auditor’s responsibility is to express an independent opinion in the auditor’s report, based on the audit performed, as to whether the Financial Statements, etc. as a whole are free from material misstatement, whether due to fraud or error, and to obtain reasonable assurance thereof. Misstatements may arise from fraud or error and are considered material if, individually or in the aggregate, they are reasonably expected to influence the decisions of users of the Financial Statements, etc.

In accordance with auditing standards generally accepted in Japan, the auditor exercises professional judgment and maintains professional skepticism throughout the audit, and performs the following:

•

Identifies and assesses the risks of material misstatement of the Financial Statements, etc., whether due to fraud or error; designs and performs audit procedures responsive to those risks; and obtains sufficient appropriate audit evidence to provide a basis for the opinion. The selection and application of audit procedures are matters of the auditor’s judgment.

•

Although the purpose of the audit is not to express an opinion on the effectiveness of internal control, the auditor considers internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances as part of the risk assessment.

•

Evaluates the appropriateness of accounting policies adopted by management and the method of their application, as well as the reasonableness of accounting estimates made by management and the adequacy of related disclosures.

•

Concludes on the appropriateness of management’s use of the going concern basis of accounting in preparing the Financial Statements, etc., and, based on the audit evidence obtained, determines whether a material uncertainty exists related to events or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If the auditor concludes that a material uncertainty exists, the auditor is required to draw attention in the auditor’s report to the related disclosures in the Financial Statements, etc., or, if such disclosures are inadequate, to express a modified opinion. The auditor’s conclusions are based on the audit evidence obtained up to the date of the auditor’s report; however, future events or conditions may cause the company to cease to continue as a going concern.

•

Evaluates whether the presentation and disclosures of the Financial Statements, etc. are in conformity with accounting principles generally accepted in Japan, and whether the presentation, structure, and content of the Financial Statements, etc., including the related disclosures, appropriately present the underlying transactions and events.

The auditor reports to the Board of Corporate Auditors Members and the Board of Corporate Auditors on the planned scope and timing of the audit, significant audit findings including any significant deficiencies in internal control identified during the audit, and other matters required to be reported under auditing standards. The auditor also reports to the Board of Corporate Auditors Members and the Board of Corporate Auditors that the auditor has complied with the ethical requirements regarding independence under Japanese professional ethics, and discloses all relationships and other matters that may reasonably be thought to bear on the auditor’s independence, together with the related safeguards applied or measures taken to eliminate such threats or reduce them to an acceptable level.

Relationships and Interests

There are no relationships or interests between the Company and the audit firm or its engagement partners that are required to be disclosed under the Certified Public Accountants Act of Japan.

End.

Board of Corporate Auditors Report

Board of Corporate Auditors Report

The Board of Corporate Auditors has prepared this Audit Report, after due deliberation based on the audit reports prepared by each Board of Corporate Auditors Member, with respect to the execution of duties by the Directors during the 16th fiscal year from 1st January, 2025 to 31st December, 2025, and reports as follows.

１．Methods and Details of Audits Conducted by the Board of Corporate Auditors Members and the Board of Corporate Auditors

The Board of Corporate Auditors established the audit policy and audit plan, received reports from each Board of Corporate Auditors Member on the status and results of their audits, and also received reports from the Directors and the Accounting Auditor on the status of their execution of duties, requesting explanations as necessary.

Each Board of Corporate Auditors Member, in accordance with the standards for audits by Board of Corporate Auditors Members established by the Board of Corporate Auditors and pursuant to the audit policy and plan, communicated with the Directors, internal auditors, and other employees, and endeavored to collect information and improve the audit environment, including by utilizing means via telephone lines and the internet. Audits were conducted by the following methods:

① The members attended, in online format, meetings of the Board of Directors, the Management Meeting, and other important meetings; received reports from Directors and employees on the status of their execution of duties; requested explanations as necessary; reviewed important approval documents and other materials; and examined the status of operations and assets. With respect to subsidiaries, the members communicated and exchanged information with directors and others at subsidiaries and, as necessary, received reports on the status of subsidiary operations.

② Regarding the systems stipulated in Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act being systems necessary to ensure the appropriateness of operations for the corporate group consisting of the Company and its subsidiaries, including systems to ensure that the execution of duties by Directors complies with laws, regulations, and the Articles of Incorporation the members reviewed the content of the resolution of the Board of Directors concerning the establishment of such systems and the systems established pursuant to the said resolution. They received periodic reports from Directors and employees on the development and operation of such systems, requested explanations as necessary, and expressed their opinions.

③ The members monitored and verified whether the Accounting Auditor maintained its independence and properly conducted its audit, received reports from the Accounting Auditor on the status of its execution of duties, and requested explanations as necessary. The members also received a notification from the Accounting Auditor that it had established the “system to ensure the proper execution of duties” (items listed in Article 131 of the Regulation on Corporate Accounting) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council), and requested explanations as necessary. In addition, the members discussed key audit matters with the Accounting Auditor, received reports on the status of audit procedures performed, and requested explanations as necessary.

Based on the foregoing procedures, the members reviewed the Business Report and its supplementary schedules, the Financial Statements (the balance sheet, the statement of income, the statement of changes in shareholders’ equity, and the notes to the Non-Consolidated financial statements) and their supplementary schedules, as well as the Consolidated Financial Statements (the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in shareholders’ equity, and the notes to the consolidated financial statements).

２ Results of the Audit

（１）Results of the audit of the Business Report, etc.

① The Business Report and its supplementary schedules are, in our opinion, in accordance with laws and regulations and the Articles of Incorporation, and fairly present the status of the Company.

② We found no wrongful acts in connection with the execution of duties by the Directors, nor any material facts in violation of laws and regulations or the Articles of Incorporation.

③ The content of the Board of Directors’ resolutions regarding the internal control system is, in our view, appropriate. In addition, with respect to the descriptions in the Business Report concerning the internal control system and the Directors’ execution of duties, we have no matters to point out.

（２）Results of the audit of the Financial Statements and their supplementary schedules

We consider the methods and results of the audit conducted by Ernst & Young Shin Nihon LLC, the Accounting Auditor, to be appropriate.

（３）Results of the audit of the Consolidated Financial Statements

We consider the methods and results of the audit conducted by Ernst & Young Shin Nihon LLC, the Accounting Auditor, to be appropriate.

25th February 2026
Board of Corporate Auditors of giftee, Inc
	Full-time Corporate Auditor	Daizo Kugi
	(External)	Yoshihiro
	Corporate Auditor (External)	Akimoto
	Corporate Auditor (External)	Kazuhiro Ueno

End.

Venue Map for the General Meeting of Shareholders

5-5-15 Kitashinagawa, Shinagawa-ku, Tokyo

Venue  Osaki Bright Core 3F, Osaki Bright Core Hall

TEL 03（5447）7130

Please ensure that you do not mistake the venue for Osaki Bright Tower, located just before it. Proceed past the Starbucks, cross the intersection, and the building with a Seven-Eleven on the first floor is the correct venue.

Nearest	OsakiStation (New East Exit / South Ticket Gate) on the JR Yamanote Line, Saikyo
Station	Line,Shonan-Shinjuku Line, and Rinkai Line: Approximately 5 minutes on foot
Shinagawa Station (Takanawa Exit) on the Keikyu Line: Approximately 12 minutes on foot